Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

MJ ACQUISITION CORPORATION,

CONCENTRA INC.

and

HUMANA INC.

Dated:  March 22, 2015

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1
1.1.	Definitions	1
1.2.	Rules of Construction	14
ARTICLE II Purchase and Sale		15
2.1.	Purchase and Sale	15
2.2.	Payments at the Closing	15
2.3.	Closing	16
2.4.	Closing Date Estimates; Purchase Price Adjustment	17
2.5.	Withholding	19
ARTICLE III Representations and Warranties of the Company		19
3.1.	Organization and Power	20
3.2.	Authorization and Enforceability	20
3.3.	Capitalization of the Company and its Subsidiaries	20
3.4.	No Violation	21
3.5.	Governmental Authorizations and Consents	21
3.6.	Financial Statements	21
3.7.	Absence of Certain Changes	22
3.8.	Real Property	23
3.9.	Intellectual Property	23
3.10.	Contracts	24
3.11.	Compliance with Laws	25
3.12.	Environmental Matters	25
3.13.	Litigation	25
3.14.	Personnel Matters	25
3.15.	Labor Matters	26
3.16.	Employee Benefits	26
3.17.	Taxes and Tax Matters	27
3.18.	Insurance	29
3.19.	Healthcare Regulatory Matters	29
3.20.	Sufficiency of Assets	31
3.21.	Affiliate Transactions	31
3.22.	No Brokers	31
3.23.	Disclaimer	32
3.24.	No Inducement or Reliance	32
ARTICLE IV Representations and Warranties of Seller		32
4.1.	Organization and Power	32
4.2.	Authorization and Enforceability	32
4.3.	Ownership	33
4.4.	No Violation	33
4.5.	Governmental Authorizations and Consents	33
4.6.	No Brokers	33
4.7.	Disclaimer	33
4.8.	No Inducement or Reliance	34
ARTICLE V Representations and Warranties of Buyer		34

5.1.	Organization and Power	34
5.2.	Authorization and Enforceability	34
5.3.	No Violation	35
5.4.	Governmental Authorizations and Consents	35
5.5.	Litigation	35
5.6.	Financial Capacity	35
5.7.	Limited Guarantee	36
5.8.	No Brokers	36
5.9.	Investment Intent	36
5.10.	Investigation	37
5.11.	No Inducement or Reliance; Independent Assessment	37
ARTICLE VI Covenants		37
6.1.	Conduct of the Company	37
6.2.	Access to Information Prior to the Closing	39
6.3.	Regulatory Filings; Efforts	39
6.4.	Certain Tax Matters	41
6.5.	Employee Matters	43
6.6.	Indemnification of Directors and Officers	44
6.7.	Preservation of Business Records	45
6.8.	Proprietary Information	45
6.9.	Non-Solicitation	46
6.10.	Public Announcements	46
6.11.	Commercially Reasonable Efforts	46
6.12.	Non-Competition	47
6.13.	Use of Name	47
6.14.	Intercompany Arrangements	48
6.15.	Financing	49
ARTICLE VII Conditions to Closing		52
7.1.	Conditions to All Parties’ Obligations	52
7.2.	Conditions to Seller’s Obligations	52
7.3.	Conditions to Buyer’s Obligations	53
ARTICLE VIII Deliveries by Seller and the Company at Closing		54
8.1.	Officer’s Certificate	54
8.2.	Share Certificates	54
8.3.	Resignations of Directors and Officers	54
8.4.	Receipt	54
ARTICLE IX Deliveries by Buyer at Closing		54
9.1.	Officer’s Certificate	54
9.2.	Replacement Letters of Credit	54
9.3.	Purchase Price	54
9.4.	Other Payments	54
ARTICLE X Survival		55
10.1.	Survival	55
ARTICLE XI Termination		55
11.1.	Termination	55

ii

11.2.	Procedure and Effect of Termination	56
11.3.	Buyer Termination Fee	57
ARTICLE XII Miscellaneous		58
12.1.	Expenses	58
12.2.	Notices	58
12.3.	Governing Law	59
12.4.	Entire Agreement	59
12.5.	Severability	59
12.6.	Amendment	60
12.7.	Effect of Waiver or Consent	60
12.8.	Parties in Interest; Limitation on Rights of Others	60
12.9.	Assignability	60
12.10.	Disclosure Schedules	61
12.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	61
12.12.	No Other Duties	62
12.13.	Reliance on Counsel and Other Advisors	62
12.14.	Remedies	62
12.15.	Specific Performance	63
12.16.	Counterparts	64
12.17.	Further Assurance	64
12.18.	Legal Representation	64

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 22, 2015, by and among MJ Acquisition Corporation, a Delaware corporation (“Buyer”), Concentra Inc., a Delaware corporation (the “Company”), and Humana Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.                            Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Person” has the meaning set forth in Section 6.12.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  The Company and its Subsidiaries shall be deemed for purposes of this Agreement Affiliates of Seller prior to the Closing and of Buyer from and after the Closing.

“Accounting Principles” means the accounting principles, methodologies and policies followed in the preparation of the Most Recent Balance Sheet and the Net Working Capital Calculation Schedule.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time in accordance with its terms.

“Base Purchase Price” means $1,055,000,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed in New York, New York.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this

Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Business Records” means all books, records or data of the applicable party on whatever media and wherever located.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.5(c).

“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.

“Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and fulfill its obligations hereunder or (ii) any fact, event or circumstance that would be reasonably likely to delay in any material respect the consummation of the transactions contemplated hereby.

“Cash” means cash and cash equivalents of the Company and the Subsidiaries of the Company (for the avoidance of doubt net of outstanding checks and overdrafts, but including checks received by or deposited for the account of the Company and the Subsidiaries of the Company), determined in accordance with GAAP.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Amount” means the aggregate amount of Cash as of the Reference Time.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Debt Amount” means the aggregate amount of Indebtedness as of the Closing (without giving effect to any refinancing or repayment of existing Indebtedness taking place on the Closing Date but including any interest, fees, premiums or penalties that accrue on such existing Indebtedness on the Closing Date, including as a result of the Closing).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means commercially-available Software licensed pursuant to a standard license agreement by the Company or its Subsidiaries in connection with the business of the Company and its Subsidiaries as currently conducted.

“Commitment Parties” has the meaning set forth in Section 5.6.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Company Employees” has the meaning set forth in Section 6.5(a).

“Company Employment Contracts” has the meaning set forth in Section 3.14(d).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted.

“Company IP Agreements” means all Contracts to which the Company or a Subsidiary is a party relating to the license, sublicense, creation, development, disclosure, or transfer of Intellectual Property, other than (a) licenses of Commercial Software and (b) non-exclusive licenses of Intellectual Property incidental to the sale or purchase of products or services in the ordinary course of business.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence or development that, individually or in the aggregate with other changes, events, circumstances, occurrences or developments, (a) would reasonably be expected to prevent or materially delay consummation of the Contemplated Transactions, or (b) is or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following changes, events, circumstances, occurrences or developments shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism, whether or not involving the United States, (iii) any “act of god”, including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, (iv) any change or development generally affecting Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment in the United States, (v) any change in Law (including changes in the Healthcare Laws) or GAAP or the interpretation or enforcement of any of the foregoing, (vi) the negotiation, execution, delivery, performance or public announcement of this Agreement (including any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships), (vii) any change resulting from the failure of Buyer to consent to any acts or actions requiring Buyer’s consent under this Agreement and for which the Company and/or Seller has sought such consent, (viii) any failure of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, circumstance occurrence or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect), (ix) any change, event, circumstance, occurrence or development resulting from a breach of this Agreement by Buyer, (x) any failure to obtain the consent of any Person which may be necessary or desirable to consummate the Contemplated Transactions and/or (xi) any matter to the extent set forth in the Company

Disclosure Schedule, except, in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such changes, events, circumstances, occurrences or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons owning and/or operating medical facilities engaged in providing outpatient care and treatment.

“Company Transaction Expenses” means any bonus, retention, or other payment or other form of compensation that becomes payable by the Company or any of its Subsidiaries to any present or former employee, director or consultant of the Company or any of its Subsidiaries, pursuant to any employment agreement, benefit plan or any other Contract (including any Taxes payable on or triggered by any such payment), in each case solely as a direct result of the consummation of the Contemplated Transactions, including payments under those Contracts set forth on Schedule 1.1(a).  Company Transaction Expenses shall be calculated and determined net of any Tax benefits actually realized by the Company or any of its Subsidiaries as a reduction in Taxes or a credit against future Taxes by the Company or any of its Subsidiaries in the taxable year beginning after the Closing Date in which such Company Transaction Expenses are incurred.  For the avoidance of doubt, the expenses determined in accordance with the foregoing shall not include any severance or other form of compensation that becomes payable by the Company or any of its Subsidiaries in connection with or as a result of any action or inaction by Buyer or any of its Affiliates after the Closing.

“Confidentiality Agreement” means (a) the Confidentiality Agreement, dated December 17, 2014, between Seller and Select Medical Corporation and (b) the Confidentiality Agreement, dated December 17, 2014, between Seller and Welsh, Carson, Anderson & Stowe XI, L.P.

“Consultant” means all Persons who are or have been engaged as consultants by the Company or its Subsidiaries or who otherwise provide such services to the Company or its Subsidiaries under a contractual arrangement.

“Contemplated Transactions” means the purchase and sale of the Common Stock as contemplated by this Agreement.

“Contract” means any written or oral agreement, license, contract, arrangement, understanding, obligation or commitment to which a Person or its assets is bound.

“Debt Commitment Letters” has the meaning set forth in Section 5.6.

“Debt Financing” has the meaning set forth in Section 5.6.

“DOJ” has the meaning set forth in Section 6.3(a).

“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).

“End Date” has the meaning set forth in Section 11.1(c).

“Environmental Laws” means all applicable federal, state or local Laws, statutes, ordinances, rules or regulations governing Environmental Matters, in each case as in effect at the Closing Date.

“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any material defined as a “hazardous substance” or “hazardous waste” under any Environmental Law.

“Environmental Permits” has the meaning set forth in Section 3.12(b).

“Equity Commitment” has the meaning set forth in Section 5.6.

“Equity Investor” has the meaning set forth in Section 5.6.

“Equity Securities” of any Person means shares of capital stock or other equity interests of such Person, warrants or options of such Person to acquire capital stock or equity interests of such Person, and securities exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“Existing Letters of Credit” has the meaning set forth in Section 6.14(d).

“Family Member” means, with respect to any Person that is an individual, the spouse, former spouse, issue, parents and issue of parents.

“Financial Statements” has the meaning set forth in Section 3.6.

“Financing” has the meaning set forth in Section 5.6.

“Financing Cooperation Indemnity” has the meaning set forth in Section 6.15(c).

“Financing Cooperation Obligations” has the meaning set forth in Section 6.15(c).

“Financing Letters” has the meaning set forth in Section 5.6.

“Financing Parties” means the Financing Sources, together with their Affiliates and controlling parties and the respective former, current or future officers, directors, members, employees, partners, controlling parties, advisors, agents and representatives of each of the foregoing and their successors and assigns.

“Financing Sources” means the Persons (including the Commitment Parties referred to in this Agreement) that have committed to provide the Debt Financing or have otherwise entered into agreements in connection with the Debt Commitment Letters in connection with Contemplated Transactions, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Fried Frank” has the meaning set forth in Section 2.3

“FTC” has the meaning set forth in Section 5.3(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 4.1, Section 4.2 and Section 4.3.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Healthcare” means, for the purposes of this Agreement, the prevention, evaluation, diagnosis, treatment or management of, or habilitation or rehabilitation from, illness or injury through the services offered by medical and allied health professionals, including medical benefits covered under liability insurance policies or self-funded liability coverage (e.g., automobile liability coverage and workers’ compensation coverage) and benefits covered under health insurance policies, managed care plans or programs or self-funded health programs.

“Healthcare Laws” means all applicable Laws (and the regulations promulgated thereunder) pertaining to: (a) the relationships among providers, payors, vendors, and consumers in the Healthcare industry; (b) the delivery, purchase, or support of Healthcare services; (c) the operations of facilities such as pharmacies, laboratories, radiology or imaging centers or the operation of professional medical practices or other medical or health facilities, including certificates of need and Medicare and Medicaid participation; (d) the licensure, certification, registration, qualification, or authority to transact business in connection with the coordination, administration, provision or arrangement of, or payment for, Healthcare benefits, including applicable Laws that pertain to liability insurers, health insurers, managed care plans, self-funded insurers or any persons bearing the financial risk for the provision or arrangement of Healthcare services; (e) the participation in Provider networks of third party payors or self-funded payors of Healthcare services or the organization, arrangement or offering of Provider networks, including applicable Laws governing preferred provider networks (PPOs), workers’ compensation Provider networks or their contracting, credentialing or peer review; (f) the solicitation or acceptance of improper incentives involving Persons operating in the Healthcare industry, including state and federal laws prohibiting or regulating fraud and abuse, patient referrals, Provider reimbursement or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § I 395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal health care program exclusions laws (42 U.S.C. § 1320a-7) and the Federal Program

Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (g) the administration, review or investigation of Healthcare bills, claims or benefits, the determination of medical necessity for Healthcare services, treatment or supplies, the processing or payment for Healthcare services, treatment or supplies, the appeals and grievance of Healthcare coverage, decisions or treatment, including applicable Laws regulating the licensure, certification, registration or authority to transact business of third party administrators, service companies, claims adjusters, utilization review agents or persons performing quality assurance, appeals and grievances, re-pricing of Provider claims, credentialing or coordination of benefits; (h) billings to insurance companies, health maintenance organizations, other managed care plans or self-funded employers or employer groups or otherwise related to insurance fraud; (i) any state or federal laws governing the privacy, security, integrity, accuracy, protection, management, storage, transmission or exchange of Healthcare information (including prescription records and medical records), financial, consumer or other information belonging to individuals or entities, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended; including as such act was amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”); (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (k) the storage, transportation, compounding, packaging and repackaging, labeling, pricing, sale, marketing, distribution or use of drug products or drug supplies, (l) the corporate practice of medicine or other professional healthcare services, including restrictions on business entities from practicing medicine or other healthcare professions, employing a physician or other healthcare professional to provide professional services, or having beneficial ownership in or a financial relationship with a physician or other healthcare professional or practice; (m) any workers compensation system involving the provision of or payment for healthcare items or services for employees injured in the course of employment; (n) the Laws of the United States Department of Veterans Affairs that govern or regulate the administration, delivery or payment of health care to or for U.S. veterans; and (o) participation in the Programs, provision of healthcare items or services to Program beneficiaries, and the submission of claims to the Program for payment.

“HIPAA” has the meaning set forth in “Healthcare Laws”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all obligations and indebtedness of the Company or any Subsidiaries of the Company (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees, premiums, penalties or other similar costs, fees or expenses) (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services, (d) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent drawn, (e) for contractual obligations relating to interest rate protection, swap agreements, collar agreements or similar hedging instruments and (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person; provided, that Indebtedness shall not include (i) accounts payable to trade creditors, accrued expenses (including accrued Taxes) and deferred revenues arising in the ordinary course of business, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii)

letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent undrawn, (iv) capitalized lease obligations or liabilities and (v) Indebtedness owing from the Company to any of its Subsidiaries or from any of the Subsidiaries of the Company to the Company or any other Subsidiary of the Company.

“Intellectual Property” means all United States and non-United States: (a) patents, (b) copyrights, including copyrights in Software, (c) trademarks, service marks, trade dress, trade names, brand names, domain names and other identifiers of source or goodwill, (d) trade secrets, know-how and other confidential and proprietary information, and (e) all registrations and applications for registration of any of the foregoing.

“IRS” has the meaning set forth in Section 3.16(b).

“Knowledge of Buyer” and any correlative term means the actual knowledge as of the date hereof of any of the following personnel of Buyer within the scope of their employment responsibilities and without independent inquiry or investigation:  Martin F. Jackson and D. Scott Mackesy.

“Knowledge of the Company” and any correlative term means the actual knowledge as of the date hereof of any of the following personnel of Seller within the scope of their employment responsibilities and without independent inquiry or investigation:  Ted Buckman, Donnie Venhaus, John Anderson, Heidi Fritz, Scott Wise and Craig Klopatek.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.8(a).

“Lien” means any lien, security interest, pledge or other similar encumbrance.

“Litigation” has the meaning set forth in Section 3.13.

“Management Sub” means Concentra Health Services, Inc., a Nevada corporation, and Auto Injury Solutions, Inc., a Delaware corporation, and any other Subsidiary of the Company which provides management, administrative or other support services to the Professional Associations.

“Marketing Period” means the first period of seventeen (17) consecutive Business Days commencing after the date hereof and ended prior to the End Date (inclusive of each day starting with the first day and through and ending with the last day of such period) in which, (a) Buyer and the Financing Sources have the Required Information, (b) the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied or waived (other than (i) the condition set forth in Section 7.1(b), which must be satisfied no later than five (5) Business Days prior to the final day of the Marketing Period (it being agreed that so long as the requirements of the Marketing Period are otherwise satisfied, the Marketing Period shall be extended until the satisfaction of such condition at least five (5) Business Days prior to the final day of the Marketing Period) and (ii) any conditions that by their terms are to be satisfied by actions to be taken at the Closing) and (c) no event has occurred nor do any conditions exist that would cause any of the conditions set forth in Section 7.1 and Section 7.3 (other than the condition set forth in Section 7.1(b)) to fail to be satisfied assuming that the Closing were to occur at any time during such seventeen (17) consecutive Business Day period; provided, that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such seventeen (17) consecutive Business Day period, (A) the Company’s independent auditors shall have withdrawn their audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the Company’s independent auditors or another independent accounting firm reasonably acceptable to Buyer, (B) the financial statements included in the Required Information that is available to Buyer on the first day of any such seventeen (17) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such seventeen (17) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Buyer of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new seventeen (17) consecutive Business Day period or (C) the Company announces any intention to, or determines that it must, restate any financial information or financial statements included in the Required Information or any such restatement is under consideration or is a possibility, in which case the Marketing Period may not commence unless and until such restatement has been completed or the Company has determined and announced that no such restatement is required in accordance with GAAP; provided, further, the Marketing Period shall not commence prior to fifteen (15) Business Days following the date of this Agreement and shall end on any date when the financing contemplated by the Debt Commitment Letters is consummated; and provided, further, that (x) the Marketing Period shall not consider July 3, 2015 or November 27, 2015 as a Business Day (it being understood that any period including such date shall be deemed consecutive for purposes of the foregoing), (y) if the Marketing Period has not ended or prior to August 15, 2015, then the Marketing Period shall commence no earlier than September 8, 2015 and (z) the Marketing Period shall end on or prior to December 18, 2015. If the Company shall reasonably believe (in good faith) that it has provided all of the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have satisfied its requirements on the date specified in such notice (which date shall not be earlier than the date of such notice) and the “Marketing Period” shall be deemed to have commenced on the date specified in such notice unless Buyer reasonably believes (in good faith) that the Company has not completed the delivery of the Required Information, and within three (3) Business Days after the delivery of such notice by the Company, Buyer delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not yet delivered to satisfy its obligations).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Medical Licenses” has the meaning set forth in Section 3.19(d).

“Most Recent Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014.

“Net Working Capital” means (i) the current assets of the Company and its Subsidiaries (consisting only of the asset account line items specified as “Current Assets” on the Net Working Capital Calculation Schedule) minus (ii) the current liabilities of the Company and its Subsidiaries (consisting only of liability account line items specified as “Current Liabilities” on the Net Working Capital Calculation Schedule), in each case, determined on a consolidated basis in accordance with the Accounting Principles and calculated as of the Reference Time but without giving effect to the impact of the consummation of the transactions contemplated by this Agreement on the Closing Date.  For the avoidance of doubt, Net Working Capital shall be calculated exclusive of amounts reflecting accruals with respect to the current portion of the Closing Debt Amount or the Company Transaction Expenses and exclusive of Cash or any deferred Tax liabilities or deferred Tax assets.

“Net Working Capital Calculation Schedule” means the illustrative calculation of Net Working Capital set forth on Exhibit A to this Agreement

“Offering Documents” has the meaning set forth in Section 6.15(c).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority or of any arbitrator or arbitral organization.

“Owned Real Property” has the meaning set forth in Section 3.8(b).

“Permitted Lien” shall mean any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings and which are reserved for to the extent required in accordance with GAAP in the Financial Statements, or Liens in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (iv) limitations on the rights of the Company or any Subsidiary of the Company under any Material Contract that are expressly set forth in such contract, (v) any licenses or grants to use any Company Intellectual Property, (vi) Liens arising under (including deposits and pledges made in the ordinary course of business in compliance with) worker’s compensation, unemployment insurance and other similar social security laws, (vii) any restriction on transfer arising under any applicable securities laws, (viii) Liens to be terminated or released in connection with the consummation of the Contemplated Transactions, (ix) those Liens set forth on Section 1.1(b) of the Company Disclosure Schedule, (x) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (xi) imperfections of title or encumbrances, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (xii) easements, covenants, rights-of-way and other similar charges and encumbrances of record, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, and (xiii) other Liens that, individually or in the aggregate, do not materially impair the value of the property or asset subject to such Liens.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personnel” has the meaning set forth in Section 3.14(a).

“Plan” or “Plans” has the meaning set forth in Section 3.16(a).

“Pre-Closing Date Share” means (a) with respect to any Tax liability for a Straddle Period based on or measured by income, the amount that would be due for the portion of the Tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the Closing Date divided by (y) the total number of days in the Straddle Period.

“Pre-Closing Taxes” means all Taxes of the Company and its Subsidiaries with respect to Pre-Closing Tax Periods; provided, that with respect to Taxes for any Straddle Period, only the Pre-Closing Date Share of such Taxes shall be included; provided, further, that Pre-Closing Taxes shall not include any Taxes resulting from events or transactions outside of the ordinary course of business occurring or deemed to occur after the Closing, on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Proceedings” has the meaning set forth in Section 3.12(c).

“Professional Associations” means the professional associations, professional corporations and similar entities that are combined with the Company on the Financial Statements.

“Programs” means (a) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, as well as any state’s applicable Laws implementing the Medicaid program and (c) any other state or federal health care program or plan.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property Leases” has the meaning set forth in Section 3.8(a).

“Reference Time” means 12:01 a.m., New York time, on the Closing Date.

“Refinancing Indebtedness” means the Indebtedness specified on Schedule 2.2(b)(ii).

“Replacement Letters of Credit” has the meaning set forth in Section 6.14(d).

“Required Information” means (i)(a) the historical financial statements regarding the Company and its Subsidiaries necessary to satisfy the conditions set forth in paragraph 4 of Exhibit D of the Debt Commitment Letters on the date of this Agreement (it being acknowledged and agreed that the audited combined financial statements of the Concentra business of Humana, Inc. delivered to Buyer prior to the date hereof satisfy the foregoing requirement with respect to the years ended December 31, 2014 and 2013, and no historical financial statements are required to be delivered for the year ended December 31, 2012) and (b) the pro forma financial statements identified in paragraph 5 of Exhibit D of the Debt Commitment Letters on the date of this Agreement; provided that with respect to such pro forma financial statements required to be delivered, such pro forma financial statements shall not be considered a part of the Required Information unless Buyer has provided to the Company at least three (3) Business Days in advance of when the Marketing Period otherwise would begin if the Required Information did not include such pro forma financial statements (x) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by Buyer to be reflected in such pro forma financial data and (y) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma financial data, which assumptions shall be the responsibility of Buyer (including the preliminary allocation of purchase price), (ii) drafts of the following sections typically included in Offering Documents used in private placements of high yield debt securities under Rule 144A under the Securities Act: (1) risk factors related to the Company (but not, for the avoidance of doubt, risk factors related to high yield debt securities generally), (2) a narrative discussion of the Company’s historical results of operations, historical liquidity and capital resources and historical cash flows comparing in each case the Company’s results for the year ended December 31, 2014 with the year ended December 31, 2013 (and, if interim financial statements for periods occurring in 2015 are required pursuant to the definition of clause (B) of the proviso in the definition of Marketing Period, comparing such periods in 2015 with the analogous periods of 2014)  in form and substance customarily included in a management’s discussion and analysis of financial condition and results of operations and (3) a description of the Company’s business that complies in all material respects with the requirements of Section 101 of Regulation S-K (it being acknowledged that the Company shall use reasonable best efforts as provided in Section 6.15(c) to provide other information regarding the Company and its Subsidiaries of the type and form customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing or in Offering Documents used in private placements of high yield debt securities under Rule 144A under the Securities Act but such information will not constitute “Required Information” for purposes of the Marketing Period) and (iii) all data necessary and customarily provided for the initial purchaser of an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) with respect to any of the foregoing information.

“Restraints” has the meaning set forth in Section 7.1(a).

“Restricted Business” means owning and/or operating urgent care clinics, worker’s compensation clinics, work place clinics or veteran clinics; provided, that for the avoidance of doubt, the term “Restricted Business” shall not include physician practices that do not hold themselves out as primarily urgent care clinics, worker’s compensation clinics, work place clinics or veteran clinics.

“Restricted Territory” means the United States of America.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” means (i) the “affiliated group” as defined in Code section 1504(a) of which Seller is the common parent, and (ii) with respect to each state, local or non-U.S. jurisdiction in which Seller files a consolidated, combined, or unitary Tax Return and in which the Company or any of its Subsidiaries is subject to Tax, the group with respect to which such Tax Return is filed.

“Seller Related Parties” has the meaning set forth in Section 12.14(b).

“Software” means computer software, whether in object code or source code form and documentation related thereto.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means (i) with respect to any Person, any Person, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (ii) with respect to the Company, solely for purposes of this Agreement and in no way to constitute the ownership, directly or indirectly, of a medicine practice, any Professional Association; provided, that the term “Subsidiary” shall not include Professional Associations for purposes of Section 3.3(b), Section 3.7, Section 3.10, Section 3.15, Section 3.16, Section 3.17, Section 3.21, Section 6.4 and any applicable terms in this Section 1.1 as used in any of such sections of this Agreement.

“Tax” or “Taxes” means (i) any and all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall profits, environmental (including under Section 59A of the Code), customs duty, capital stock, severances, stamp, payroll, social security (or similar), disability, estimated, sales, goods and services or harmonized sales taxes, employment, occupation, unemployment, disability, use, excise, property, withholding, excise production, value added, ad valorem, occupancy, transfer, recapture, health, natural resources, alternative minimum, add-on minimum, real property gains, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence of, and extent of a liability for, Taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied by the Company or any of its Subsidiaries to a Taxing Authority in connection with any Taxes, including any schedules or attachments thereto and any amendment thereto.

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar Tax imposed by any Governmental Authority).  For the avoidance of doubt, Transfer Taxes do not include any taxes based upon or measured by income or gains.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN” has the meaning set forth in Section 6.5(e).

1.2.                            Rules of Construction.

Unless the context otherwise requires:

(a)                                 A capitalized term has the meaning assigned to it;

(b)                                 An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)                                 References to a “party” or “parties” are to a party or parties to this Agreement;

(e)                                  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented;

(f)                                   References to Articles and Sections and Exhibits shall refer to articles and sections and exhibits of this Agreement, unless otherwise specified;

(g)                                  The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h)                                 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i)                                     All monetary figures shall be in United States dollars unless otherwise specified;

(j)                                    References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(k)                                 The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(l)                                     The words “and” and “or” shall, unless the context requires otherwise, mean “and/or” so as to be most inclusive; and

(m)                             With respect to the Company or any of its Subsidiaries, the term “material” shall mean material to the Company and its Subsidiaries taken as a whole.

ARTICLE II
Purchase and Sale

2.1.                            Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, all of the Common Stock.

2.2.                            Payments at the Closing.

(a)                                 The aggregate purchase price to be paid by Buyer for the Common Stock (the “Purchase Price”) will be an amount in cash calculated as follows:

(i)                                     the Base Purchase Price,

(ii)                                  plus the Closing Cash Amount,

(iii)                               minus the Closing Debt Amount,

(iv)                              minus the aggregate amount of all Company Transaction Expenses,

(v)                                 plus the amount (if any) by which the Net Working Capital exceeds $65,000,000 or minus the amount (if any) by which the Net Working Capital is less than $55,000,000; provided that no adjustment shall be made pursuant to this clause (v) if the Net Working Capital is (x) equal to $55,000,000, (y) equal to $65,000,000 or (z) between $55,000,000 and $65,000,000.

The Purchase Price shall be subject to adjustment in accordance with Section 2.4.

(b)                                 At the Closing, Buyer shall:

(i)                                     pay to Seller the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date;

(ii)                                  deliver or cause to be delivered to accounts specified by Seller, by wire transfer of immediately available funds, such cash amounts as are necessary to discharge in full the Refinancing Indebtedness; and

(iii)                               deliver or cause to be delivered to accounts specified by Seller, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the unpaid Company Transaction Expenses.

In connection with the repayment of the Refinancing Indebtedness pursuant to Section 2.2(b)(ii) above, Seller shall use commercially reasonable efforts to assist Buyer in obtaining from the Company’s existing lenders customary payoff letters and lien release documentation with respect to such Refinancing Indebtedness in form and substance reasonably satisfactory to Buyer.

2.3.                            Closing.

The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), One New York Plaza, New York, NY 10004, at 10:00 A.M. local time on the third Business Day immediately following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree; provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), if the Marketing Period has not ended at such time, then Buyer shall not be required to effect the Closing until the earliest of (subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time), (i) any Business Day during the Marketing Period as may be specified by Buyer on no less than two Business Days’ prior written notice to Seller (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing), (ii) the first Business Day after the final day of the Marketing Period or (iii) such other date, time or place as agreed to in writing by Buyer and Seller.  The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.4.                            Closing Date Estimates; Purchase Price Adjustment.

(a)                                 Estimated Closing Balance Sheet and Estimated Closing Statement.  Seller shall prepare and provide to Buyer no later than two (2) Business Days prior to the Closing Date an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Estimated Closing Balance Sheet”), together with a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail its good faith estimated calculations of the Closing Cash Amount, Closing Debt Amount, the Company Transaction Expenses, the Net Working Capital and the Purchase Price calculated based on such estimates.  The Estimated Closing Balance Sheet and the Estimated Closing Statement will be prepared in accordance with the Accounting Principles and the definitions of Closing Cash Amount, Closing Debt Amount, Company Transaction Expenses, Net Working Capital and Purchase Price herein.  The Purchase Price payable at the Closing pursuant to Section 2.2(b)(i) (the “Estimated Purchase Price”) shall be calculated using the Estimated Closing Statement and the amounts reflected thereon.  Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, Seller shall provide Buyer and its representatives reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting Buyer and its representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

(b)                                 Proposed Final Closing Balance Sheet and Proposed Final Closing Statement.  As promptly as possible and in any event within ninety (90) calendar days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to Seller, a consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Proposed Final Closing Balance Sheet”), together with a written statement (the “Proposed Final Closing Statement”) setting forth in reasonable detail its proposed final determinations of the Closing Cash Amount, Closing Debt Amount, the Company Transaction Expenses, the Net Working Capital and the Purchase Price. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles and the definitions of Closing Cash Amount, Closing Debt Amount, Company Transaction Expenses, Net Working Capital and Purchase Price herein.  Seller and its representatives shall have reasonable access to the work papers and other books and records of the Company and its Subsidiaries for purposes of assisting Seller and its representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(c)                                  Dispute Notice.  The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Cash Amount, the Closing Debt Amount, the Company Transaction Expenses, the Net Working Capital and the Purchase Price reflected thereon) will be final, conclusive and binding on the parties unless Seller provides a written notice (a “Dispute Notice”) to Buyer no later than the thirtieth (30th) day after the delivery to Seller of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.  Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which Seller believes has not been prepared in accordance with this Agreement and (ii) Seller’s alternative calculation of each such item and the Purchase Price.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties on the thirty first (31st) day after the delivery to Seller of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(d)                                 Resolution of Disputes.  Buyer and Seller will in good faith attempt to promptly resolve the matters raised in any Dispute Notice and agree upon the Final Purchase Price (as defined below).  Beginning twenty (20) Business Days after delivery of any Dispute Notice pursuant to Section 2.4(c), either Buyer or Seller may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to KPMG LLP or another nationally recognized independent accounting firm chosen jointly by Buyer and Seller (the “Accounting Firm”).  In the event that KPMG LLP has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of Buyer and Seller within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Buyer and Seller shall promptly select a nationally recognized independent accounting firm and promptly cause such two accounting firms to mutually select a third nationally recognized independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice.  The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement.  In any such case, the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision and its calculation of the Final Purchase Price (as defined below) based on such decision.  In no event shall the decision of the Accounting Firm provide for a calculation of any element of the Purchase Price that is (i) less than the lower calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice or (ii) greater than the higher calculation thereof shown in the Proposed Final Closing Statement or in the Dispute Notice.  The fees and expenses of the Accounting Firm shall be apportioned among Seller and Buyer based upon the relative extent to which the positions of Seller and Buyer are upheld by the Accounting Firm.  The relative extent to which such positions are upheld will be determined by comparing (a) the difference between the actual Purchase Price as finally determined pursuant to this Section 2.4(d) and the Purchase Price assuming all of the positions asserted by Buyer had been upheld in their entirety by the Accounting Firm and (b) the difference between the actual Purchase Price as finally determined pursuant to this Section 2.4(d) and the Purchase Price assuming all of the positions asserted by Seller had been upheld in their entirety by the Accounting Firm.  By way of illustration, if Buyer’s calculations would have resulted in a $100,000 net payment from Seller to Buyer, Seller calculations would have resulted in a $100,000 net payment to Seller from Buyer and the Accounting Firm’s final determination results in an aggregate net payment of $50,000 to Seller under Section 2.4(e), Buyer and Seller shall pay 75% and 25%, respectively, of such fees and expenses.  The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(e)                                  Purchase Price Adjustment.  As used herein, the “Final Purchase Price” shall mean (i) if a Dispute Notice is not delivered within the 30 day period provided in Section 2.4(c), the Purchase Price reflected in the Proposed Final Closing Statement as prepared by Buyer or (ii) if such a Dispute Notice is delivered within the 30 day period provided in Section 2.4(c), the Purchase Price as finally determined pursuant to the dispute resolution provisions of this Section 2.4 reflecting (x) adjustments agreed to in writing by Buyer and Seller with respect to any matters raised in the Dispute Notice that are resolved by agreement of the parties and (y) adjustments made pursuant to the decision of the Accounting Firm with respect to any matters raised in the Dispute Notice that are resolved by the Accounting Firm in accordance with Section 2.4(d). If the Final Purchase Price differs from the Estimated Purchase Price set forth in the Estimated Closing Statement, (i) Buyer shall pay to Seller by wire transfer of immediately available funds the amount, if any, by which such Final Purchase Price exceeds the Estimated Purchase Price (without any interest thereon) or (ii) Seller shall pay to Buyer by wire transfer of immediately available funds the amount, if any, by which such Estimated Purchase Price exceeds such Final Purchase Price (without any interest thereon). Any such payment shall be made within five (5) Business Days of the determination of the Final Purchase Price pursuant to this Section 2.4.

(f)                                   Tax Matters.  Payment of any amount owed pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for federal, state, local and non-U.S. income Tax purposes.

2.5.                            Withholding.

Buyer, the Company, Seller and each other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld and any amounts so deducted or withheld shall be timely remitted by the withholding party to the applicable Taxing Authority. Upon becoming aware of any such withholding obligation, the withholding party shall provide notice to the Person with respect to whom such withholding obligation applies and shall cooperate with such Person to the extent reasonable, in the context of the timing of the Closing and the need to withhold at the Closing, to obtain reduction of or relief from such deduction or withholding.  To the extent that any such amounts are deducted or withheld and remitted by the withholding party to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), each of the Company and Seller hereby represents and warrants to Buyer as follows:

3.1.                            Organization and Power.

The Company and each of its Subsidiaries is a corporation or legal entity duly incorporated, organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, organization or formation.  The Company has full power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions.  The Company and each of its Subsidiaries has all power and authority, and possesses all governmental licenses and permits necessary to enable it, to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Company Material Adverse Effect.

3.2.                            Authorization and Enforceability.

The execution and delivery of this Agreement and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by the Company and no other corporate proceedings on the part of the Company (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions that are required to be performed by the Company.  This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due execution and delivery of this Agreement by Buyer, constitutes a valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.                            Capitalization of the Company and its Subsidiaries.

(a)                                 The Company.  The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding and owned by Seller. All outstanding shares of Common Stock are duly authorized, have been validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws or exemptions therefrom.  Except for the shares of Common Stock owned and held by Seller, no other Equity Securities of the Company are issued, reserved for issuance or outstanding.  There are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Securities of the Company.

(b)                                 Subsidiaries.  Section 3.3(b) of the Company Disclosure Schedule sets forth a true and correct list of all Company Subsidiaries, listing for each Company Subsidiary its name, its jurisdiction of incorporation, organization or formation, its authorized Equity Securities, the number and type of its issued and outstanding Equity Securities and the current record and beneficial ownership of such Equity Securities.  All the outstanding Equity Securities of each of the Company’s Subsidiaries are validly issued, fully paid and nonassessable (to the extent applicable), have not been issued in violation of any preemptive or similar rights, and, are owned, directly or indirectly, by the Company free and clear of any Lien.  Except as set forth in the organizational or formation documents of a Subsidiary, there are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any

Equity Securities of the Company’s Subsidiaries.  None of the Company’s Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, whether or not a Company Subsidiary is a party thereto, with respect to the sale or voting of any Equity Securities of the Company’s Subsidiaries.

3.4.                            No Violation.

The execution and delivery by the Company of this Agreement, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational or formation documents of the Company or any of its Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to the Company or to any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (c) result in the creation of, or require the creation of, any Lien upon any shares of capital stock of the Company other than Permitted Liens, except, in the cases of clauses (b) or (c), to the extent such conflict, violation or Lien does not have a Company Material Adverse Effect.

3.5.                            Governmental Authorizations and Consents.

No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act, (b) any Governmental Consents required pursuant to payor agreements in which the Company or any of its Subsidiaries is a party, and (c) those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not have a Company Material Adverse Effect.

3.6.                            Financial Statements.

(a)                                 Section 3.6(a) of the Company Disclosure Schedule sets forth the audited carve-out combined balance sheets of the Company and the Subsidiaries of the Company as of December 31, 2014 and December 31, 2013 and the related statements of operations and comprehensive income and cash flows for the two-year period ended December 31, 2014 (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP, (ii) were derived from the historical accounting records of Seller, (iii) fairly present the carve-out financial position and related results of operations, cash flows and Seller’s net investment in a manner consistent with how Seller managed the carved-out Company and its Subsidiaries, (iv) include as Subsidiaries of the Company Persons that did not become Subsidiaries of the Company until January 1, 2015 and (v) exclude certain portions of the Company or its Subsidiaries that were transferred to Seller or its Affiliates as of January 1, 2015 (including primary care practices and pharmacy services) as well as exclude certain businesses that were historically part of the Company or its Subsidiaries but have been divested prior to the date hereof.

(b)                                 The Company and its Subsidiaries do not have any liability (accrued, contingent or otherwise) that would be required to be disclosed or reserved against on an audited consolidated balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than liabilities (i) reflected on the most recent balance sheet of the Company and its Subsidiaries included in the most recent Financial Statements; (ii) incurred since the date of the most recent Financial Statements in the ordinary course of business consistent with past practice; (iii) incurred in connection with this Agreement or (iv) that would not have a Company Material Adverse Effect.

3.7.                            Absence of Certain Changes.

Except as reflected on the Financial Statements, since the date of the most recent Financial Statements through the date hereof, each of the Company and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any change in the businesses, operations or financial conditions of the Company or any of its Subsidiaries that has had a Company Material Adverse Effect.  Without limiting the generality of the foregoing, except as reflected on the Financial Statements, since the date of the Financial Statements through the date hereof, neither the Company nor any of its Subsidiaries has:

(a)                                 acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $10,000,000 in the aggregate, other than sales of goods or services in the ordinary course of business consistent with past practice;

(b)                                 incurred, assumed, guaranteed or discharged any Indebtedness, except in the ordinary course of business consistent with past practice;

(c)                                  modified its certificate of incorporation or bylaws or similar organizational or formation documents;

(d)                                 issued, sold or otherwise permitted to become outstanding any Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(e)                                  encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(f)                                   adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(g)                                  authorized, agreed, resolved or committed to any of the foregoing; or

(h)                                 taken any action that if taken during the period from the date hereof until the Closing would constitute a breach of Section 6.1(b)(iv), (xii), (xiii), (xiv) or (xv).

3.8.                            Real Property.

(a)                                 Section 3.8(a) of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases or other occupancies used by the Company or its Subsidiaries or to which any of them is a party as lessee or lessor which involve annual rental payments in excess of $300,000 (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”).  The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens.  As of the date hereof, none of the Company or its Subsidiaries have received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof (other than with respect to the expiration dates set forth in the Real Property Leases).

(b)                                 Section 3.8(b) of the Company Disclosure Schedule lists all real properties owned by the Company or its Subsidiaries (the “Owned Real Property”).  The Company and its Subsidiaries, as applicable, have good, valid and insurable fee title to the Owned Real Property free and clear of any Liens, except for Permitted Liens.  None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property.

(c)                                  There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Owned Real Property or Leased Real Property, and neither the Company nor any of its Subsidiaries have received any written notice thereof.

3.9.                            Intellectual Property.

(a)                                 Section 3.9(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, used by the Company or any Subsidiary and material to the businesses of the Company and its Subsidiaries as currently conducted.  Each of the Company Intellectual Property identified in Schedule 3.9(a) of the Company Disclosure Schedule is valid and enforceable.

(b)                                 The Company and its Subsidiaries own or otherwise have a right to use all material Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted.

(c)                                  To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries does not, as of the date hereof, infringe or misappropriate any Intellectual Property of third parties in any material respect.  To the Knowledge of the Company, no third party is infringing or misappropriating any Company Intellectual Property as of the date hereof in any material respect.  No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, as of the date hereof.

(d)                                 The Company has taken (and caused its Subsidiaries to take) commercially reasonable precautions to protect the confidentiality of its trade secrets.

3.10.                     Contracts.

(a)                                 Material Contracts.  Section 3.10(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which the Company or its Subsidiaries is a party or by which they are bound (the “Material Contracts”):

(i)                                     Contracts evidencing any obligations of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries;

(ii)                                  all Real Property Leases;

(iii)                               all Company Employment Contracts;

(iv)                              all Company IP Agreements that are material to the operation of the businesses of the Company and its Subsidiaries as currently conducted other than licenses for Commercial Software;

(v)                                 leases of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments more than $1,000,000 per annum;

(vi)                              Contracts relating to any Litigation involving the Company or any of its Subsidiaries at any time during the last two (2) years that involve any payment in excess of $1,000,000 or that primarily involve any non-monetary rights or obligations;

(vii)                           Contracts relating to the acquisition or disposition of any Equity Securities or business line of the Company or the Subsidiaries of the Company entered into at any time during the last two (2) years;

(viii)                        Contracts limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area; and

(ix)                              any Contract not otherwise listed above involving reasonably anticipated payments to or from the Company or any of its Subsidiaries in excess of $10,000,000 per annum.

(b)                                 Status of Material Contracts.  A true and complete copy of each written Material Contract has been made available to Buyer, and a summary of all material terms of each oral Material Contract is set forth on Section 3.10(a) of the Company Disclosure Schedule. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries as applicable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As to each Material Contract, there does not exist thereunder as of the date hereof any breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contract.

3.11.                     Compliance with Laws.

(a)                                 Neither the Company nor any of its Subsidiaries is in violation of any Law that is applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, which violation has a Company Material Adverse Effect.

(b)                                 Notwithstanding any other provisions of this Agreement, Section 3.12 contains the Company’s sole representations and warranties regarding Environmental Matters, Section 3.16 contains the Company’s sole representations and warranties regarding ERISA and employee benefit plan matters, Section 3.17 contains the Company’s sole representations and warranties regarding Taxes and Section 3.19 contains the Company’s sole representations and warranties regarding Healthcare Regulatory Matters.

3.12.                     Environmental Matters.

(a)                                 The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance that does not have a Company Material Adverse Effect.

(b)                                 The Company and its Subsidiaries have obtained all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are in substantial compliance with the terms and conditions of such Environmental Permits, except for such failure to obtain or failure to comply that does not have a Company Material Adverse Effect.

(c)                                  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of any injunction, decree, order, judgment, lawsuit, claim, proceeding, investigation, arbitration, citation, directive or summons (collectively referred to as “Proceedings”) alleging liability under any Environmental Law, except for such Proceedings that would not have a Company Material Adverse Effect.

3.13.                     Litigation.

There are no claims, actions, suits, or Proceedings (individually and collectively “Litigation”) pending or, to the Knowledge of the Company, threatened, involving the Company or any of its Subsidiaries or their respective properties or business, at Law or in equity or before any Governmental Authority, involving more than $5,000,000 individually or $10,000,000 in the aggregate, or primarily seeking non-monetary relief.  Neither the Company nor any of its Subsidiaries is as of the date hereof subject to any Order arising from any Litigation.

3.14.                     Personnel Matters.

(a)                                 True, accurate, and complete lists of all of the directors, officers and key employees of the Company and its Subsidiaries (individually and collectively, “Personnel”) expected to remain directors, officers or key employees of the Company and its Subsidiaries following the Closing Date, and their positions are included in Section 3.14(a) of the Company Disclosure Schedule.  True and complete information concerning the respective salaries, wages, bonuses or bonus opportunity (to the extent applicable) and other compensation paid or payable by the Company and its Subsidiaries for 2014 and 2015 as well as dates of employment and date and amount of last salary increase, of such Personnel has been made available to Buyer.

(b)                                 There are no claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company or any of its Subsidiaries and any Personnel.

(c)                                  The currently effective written employee policies and manuals of the Company and its Subsidiaries are listed in Section 3.14(c) of the Company Disclosure Schedule, and true and complete copies of all such written employee policies and manuals have been made available to Buyer.

(d)                                 Section 3.14(d) of the Company Disclosure Schedule is a true and complete list of all written employment Contracts to which the Company or any of its Subsidiaries is a party with employees who receive annual base salary in excess of $250,000 (the “Company Employment Contracts”).

3.15.                     Labor Matters.

(a)                                 Neither the Company nor any of its Subsidiaries (i) is a party to any collective bargaining agreements or other agreements with any labor organization or union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any employee or others) or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b)                                 Neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened material labor or civil rights dispute, controversy or grievance or any material unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees.  Neither the Company nor any of its Subsidiaries has received any notice that any labor representation request is pending or is threatened with respect to any employees of the Company or any of its Subsidiaries.

(c)                                  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

3.16.                     Employee Benefits.

(a)                                 Section 3.16(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, retention, change in control or other employee benefit plans or programs, maintained or contributed to for the benefit of, or relating to, current employees and former employees of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability (individually, a “Plan,” collectively, the “Plans”).

(b)                                 With respect to each Plan, the Company has provided to Buyer true and complete copies of: (i) all material Plan documents, (ii) all material funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements and investment manager agreements , (iii) the latest favorable determination letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the most recently filed Form 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof, and (vi) the most recent actuarial report, if applicable.

(c)                                  Each Plan (i) has been maintained, funded and administered in compliance in all material respects with all applicable Laws issued by a Governmental Authority and with any agreement entered into with a union or labor organization and (ii) has been operated in compliance in all materials respects with its terms.

(d)                                 No employees of the Company or any of its Subsidiaries currently participate in any multiemployer plan, as defined in Section 3(37) of ERISA or any Plan that is subject to Title IV of ERISA.  Neither the Company nor any of its Subsidiaries has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

(e)                                  Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS with respect to its qualified status, and to the Knowledge of the Company, the IRS has not taken any action to revoke such determination letter.

(f)                                   All contributions required to be made prior to the date hereof with respect to any Plan by applicable Law, any Plan document or other contractual undertaking, and all premiums due or payable prior to the date hereof with respect to any insurance policy funding any Plan have been timely made.

(g)                                  As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened material actions, proceedings or Litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits).

3.17.                     Taxes and Tax Matters.

Since January 1, 2011:

(a)                                 All income Tax Returns and all other material Tax Returns required to be filed by the Company, any of its Subsidiaries or any Professional Association have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.  The Company and each of its Subsidiaries have paid (or caused to be paid) all material Taxes that are due and payable (other than Taxes that are being contested in good faith and are reserved for in accordance with GAAP in the Financial Statements).

(b)                                 As of the date hereof, there is no material action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company, threatened in writing in respect of any Taxes for which the Company, any Subsidiary or any Professional Association is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company, threatened in writing.

(c)                                  Neither the Company nor any of its Subsidiaries nor any Professional Association is subject to any Contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes.  For the purposes of this Section 3.17(c), the following Contracts shall be disregarded: (i) commercially reasonable Contracts not primarily related to Taxes providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or its Subsidiaries and (ii) commercially reasonable Contracts not primarily related to Taxes providing for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business.

(d)                                 The Company, each of its Subsidiaries and each Professional Association have complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(e)                                  There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries or any Professional Association other than Permitted Liens.

(f)                                   Neither the Company nor any of its Subsidiaries nor any Professional Association has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than as a result of extending the due date of a Tax Return in the ordinary course of business), which waiver or extension is still in effect.

(g)                                  No unresolved written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries or any Professional Association does not file Tax Returns that any such Company, Subsidiary or Professional Association is or may be subject to taxation by that jurisdiction.

(h)                                 Neither the Company nor any of its Subsidiaries nor any Professional Association (i) has ever been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than, in the case of the Company and its Subsidiaries, any such Tax Return of any Seller Group) or (ii) has incurred any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law).

(i)                                     Neither the Company nor any of its Subsidiaries nor any Professional Association has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations.

(j)                                    Neither the Company nor any of its Subsidiaries nor any Professional Association has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)                                 Neither the Company nor any of its Subsidiaries nor any Professional Association will, following the Closing, have any material liability for Taxes as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of Law in any jurisdiction) executed on or prior to the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date, (D) election under Section 108(i) of the Code, or (E) adjustment pursuant to section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local, or non-U.S. Tax Law by reason of any change in accounting methods on or prior to the Closing Date.

3.18.                     Insurance.

Each of the Company and its Subsidiaries maintains general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance which is in full force and effect and, to the Knowledge of the Company, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry.

3.19.                     Healthcare Regulatory Matters.

(a)                                 No Federal Actions or Agreements. Neither the Company nor any of its Subsidiaries (A) are currently a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or any similar agreement with any other federal or state Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (B) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority relating to alleged noncompliance with any applicable Healthcare Laws, (C) is a defendant to any pending and unsealed qui tam/false claims act litigation either at a federal or state level relating to alleged noncompliance with any applicable Healthcare Laws, or (D) has been served with or received any search warrant, subpoena, civil investigation demand, or contact letter by or from any Governmental Authority alleging that the Company or any of its Subsidiaries is currently in violation of any applicable Healthcare Laws.

(b)                                 Regulatory Reports. The Company, its Subsidiaries (other than the Professional Associations), and to the Knowledge of the Company, the Professional Associations, have timely filed all material reports, data, statements, contracts, documents, registrations, filings or submissions required by Healthcare Laws to be filed by them with any Governmental Authority. Except as would not have a Company Material Adverse Effect, all such registrations, filings and submissions of the Company, its Subsidiaries (other than the Professional Associations) and, to the Knowledge of the Company, the Professional Associations, were complete, and in compliance with Healthcare Laws when filed or as amended or supplemented, and no material deficiencies or liabilities have been asserted by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied.

(c)                                  Conduct of Business.

(i)                                     The Management Sub and Professional Associations. Except as would not have a Company Material Adverse Effect, (1) each Management Sub has been and currently is in compliance with all Healthcare Laws applicable to the management, administrative and other services being furnished by the Management Sub to the Professional Associations and (2) to the Knowledge of the Company, each of the Professional Associations has been and currently is in compliance with all Healthcare Laws applicable to its medical practice and its usage of the premises in which the Professional Association is located. Except for routine matters which have been resolved to the Governmental Authority’s satisfaction and, to the Knowledge of the Company, none of the Professional Associations and no Management Sub have received any notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws.

(ii)                                  The Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, the Company and each of the Subsidiaries have been and currently are in compliance with all Healthcare Laws applicable to their respective business, activities and services. Except for routine matters which have been resolved to the Governmental Authority’s satisfaction, none of the Company or the Subsidiaries have received any notice, citation, suspension, revocation, limitation, warning or request issued by a Governmental Authority which alleges or asserts that such Person has violated any Healthcare Laws.

(d)                                 Medical Licenses. The Company, its Subsidiaries (other than the Professional Associations) and, to the Knowledge of the Company, the Professional Associations, possess the necessary material licenses, permits, certificates approvals, registrations, grants, accreditations or authorizations used in or for any of their respective businesses, activities or services, including Medicare provider numbers and National Provider Identification numbers, but excluding any of the foregoing that relate solely to real property (collectively, the “Medical Licenses”). The Medical Licenses of the Company, its Subsidiaries (other than the Professional Associations) and, to the Knowledge of the Company, the Professional Associations, are valid, subsisting and in full force and effect. There are no written notifications from Governmental Authorities to the Company, its Subsidiaries (other than the Professional Associations) and, to the Knowledge of the Company, the Professional Associations, and no pending or, to the Knowledge of the Company, threatened proceedings which if adversely determined would result in the termination, revocation, modification, limitation, restriction or impairment of any of the Medical Licenses.

(e)                                  Program Participation; Exclusion. Each of the Company, the Subsidiaries (other than the Professional Associations) and, to the Knowledge of the Company, the Professional Associations, meets all requirements for participation in, and receipt of payment from, the Programs in which each Person currently participates or treats beneficiaries. To the Knowledge of the Company, none of the Company, the Subsidiaries or any of their respective officers, directors or managing employees, has: (A) had a civil monetary penalty assessed against it under §1128A of the Social Security Act; (B) been excluded from participation in any Program; or (C) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of the categories of offenses as described in the Social Security Act § 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

(f)                                   HIPAA. Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries which is a covered entity pursuant to HIPAA and HIPAA’s accompanying transaction set, privacy, and security regulations, is (A) in compliance with the standard transaction, privacy, security and breach notification requirements established by HIPAA; and (B) as required by applicable Laws has developed and has implemented appropriate policies and procedures and training programs to ensure past, current, and ongoing compliance with HIPAA’s privacy, security and breach notification regulations and state privacy and security Law.

3.20.                     Sufficiency of Assets.

Notwithstanding anything to the contrary herein, the Company’s and its Subsidiaries’ assets, property and rights, taken as a whole, will constitute as of the Closing all of the assets, properties and rights that are sufficient in all material respects for the Company and its Subsidiaries to conduct their respective businesses as described in the most recent Financial Statements.

3.21.                     Affiliate Transactions.

Section 3.21 of the Company Disclosure Schedule sets forth all material contracts (other than contracts relating to employment) between the Company or any of its Subsidiaries, on the one hand, and any (a) Affiliate, director or officer of the Company, (b) Family Member of any director or officer of the Company, or (c) Person in which any director, officer or employee of the Company has a material economic interest (except for the ownership of less than 5% of the outstanding common stock of a publicly-traded corporation), on the other hand, in each case that will not be terminated effective as of the Closing.

3.22.                     No Brokers.

None of the Company or any of its Subsidiaries has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.23.                     Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company, Seller nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by the Company in this Article III or Seller in Article IV, as applicable.  Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (iii) with respect to any other information or documents made available at any time to Buyer or any other Person.

3.24.                     No Inducement or Reliance.

The Company has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Buyer (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article V hereof (including the Buyer Disclosure Schedule), whether or not any such representations or warranties were made in writing or orally.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), Seller hereby represents and warrants to Buyer as follows:

4.1.                            Organization and Power.

Seller is a corporation duly incorporated, validly existing and in good standing under the Laws Delaware.  Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions.

4.2.                            Authorization and Enforceability.

The execution and delivery of this Agreement and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by Seller and no other corporate proceedings on the part of Seller (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions that are required to be performed by Seller.  This Agreement has been duly authorized, executed and delivered by Seller and, assuming due execution and delivery of this Agreement by Buyer, constitutes a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.                            Ownership.

Seller is the record and beneficial owner of all of the Common Stock, free and clear of any Lien.  Seller is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any Equity Securities of the Company.

4.4.                            No Violation.

The execution and delivery by Seller of this Agreement, consummation of the Contemplated Transactions that are required to be performed by Seller and compliance with the terms of this Agreement will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Seller, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or by which its properties is bound or affected, or (c) result in the creation of, or require the creation of, any Lien upon any Common Stock, except, in the case of clause (b), to the extent such conflict or violation does not have a Company Material Adverse Effect.

4.5.                            Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation by Seller of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act and (b) those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents would not have a Company Material Adverse Effect.

4.6.                            No Brokers.

Seller has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

4.7.                            Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither the Company, Seller nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by such Company or Seller in Article III or this Article IV, as applicable.  Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in section 2-312 of the uniform commercial code of any applicable jurisdiction), (ii) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (iii) with respect to any other information or documents made available at any time to Buyer or any other Person.

4.8.                            No Inducement or Reliance.

Seller has not been induced by and has not relied upon any representations or warranties, whether express or implied, made by Buyer (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article V hereof (including the Buyer Disclosure Schedule), whether or not any such representations or warranties were made in writing or orally.

ARTICLE V
Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face), Buyer hereby represents and warrants to Seller as follows:

5.1.                            Organization and Power.

Buyer is a corporation, duly incorporated, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

5.2.                            Authorization and Enforceability.

The execution and delivery of this Agreement and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.  This Agreement is duly authorized, executed and delivered by Buyer and, assuming due execution and delivery of this Agreement by the Company and Seller, constitutes a valid and legally binding agreement of Buyer enforceable against Buyer, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.                            No Violation.

The execution and delivery by Buyer of this Agreement, the consummation of the Contemplated Transactions and compliance with the terms of this Agreement will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational or formation documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which its respective properties are bound or affected.  Neither Buyer nor its Affiliates are subject to any Contract that would impair or delay Buyer’s ability to consummate the Contemplated Transactions.

5.4.                            Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation by Buyer of the Contemplated Transactions, other than (a) a filing with the FTC and the DOJ under the HSR Act and (b) Governmental Consents set forth in Section 5.4 of the Buyer Disclosure Schedule.

5.5.                            Litigation.

There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

5.6.                            Financial Capacity.

Buyer has provided Seller with true and complete copies of (i) the equity commitment letter (the “Equity Commitment Letter”) from Welsh Carson Anderson & Stowe XII, L.P. and Select Medical Corporation (the “Equity Investors”) to provide to Buyer (directly or indirectly), subject to the terms and conditions thereof, equity financing in the aggregate amount set forth therein (the “Equity Financing”) and (ii) the debt commitment letters, dated as of the date hereof (such letters, together with all annexes and exhibits attached thereto, the “Debt Commitment Letters” and together with the Equity Commitment Letter, the “Financing Letters”) from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (collectively, the “Commitment Parties”) pursuant to which the Commitment Parties have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Contemplated Transactions, related fees and expenses to be incurred by Buyer in connection therewith and for the other purposes set forth therein (the “Debt Financing” and together with the Equity Financing the “Financing”).  None of the Equity Commitment Letter or the Debt Commitment Letters have been amended or modified prior to the date hereof, and, as of the date of this Agreement, other than amendments or modifications with respect to the Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities, no such amendment or modification is contemplated.  As of the date of this Agreement, each such Financing Letter is in full force and effect, constitutes the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, in each case in accordance with their terms and except as limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (y) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and the respective commitments contained therein have not been withdrawn or rescinded in any respect, and there are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds covered thereby, except as stated therein.  There are no side letters or other contracts or arrangements (except for customary fee letters, true and complete copies of which have been provided to Seller, with only fee amounts and certain other terms that would not reduce the aggregate amount or affect the conditionality of the Debt Financing redacted, and other than customary engagement letters and fee credit letters, none of which affect the amount or conditionality of the Debt Financing) related to the funding of the financing contemplated pursuant to the Debt Commitment Letters other than as expressly set forth in the Debt Commitment Letters furnished pursuant to this Section 5.6.  Assuming (1) the satisfaction of the conditions in Section 7.1 hereof and Section 7.3 hereof, and (2) completion of the Marketing Period, Buyer will have at the Closing sufficient funds to consummate the Contemplated Transactions, to perform its obligations hereunder (including all payments to be made by it in connection herewith) and to pay all expenses of Buyer related to this Agreement and the Contemplated Transactions.  Buyer has no reason to believe that any term or condition to the Financing set forth in the Financing Letters will not be fully satisfied on a timely basis or that the Financing will not be available to the Buyer at the Closing, including any reason to believe on the date of this Agreement that any of the Commitment Parties will not perform their respective funding obligations under the Financing Letters in accordance with their respective terms and conditions.  For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Buyer (including the Debt Financing) be a condition to any of the obligations of Buyer hereunder.

5.7.                            Limited Guarantee.

Concurrently with the execution of this Agreement, Buyer has provided Seller with true and complete copies of the limited guarantee of the Equity Investors executed in favor of Seller (the “Limited Guarantee”).  The Limited Guarantee is in full force and effect and constitutes the valid and binding obligations of the Equity Investors, enforceable in accordance with their terms.

5.8.                            No Brokers.

Neither Buyer nor or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

5.9.                            Investment Intent.

Buyer is acquiring the shares of Common Stock to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.

5.10.                     Investigation.

Buyer is knowledgeable about the industry in which the Company and its Subsidiaries operate and the Laws applicable to the businesses and operations of the Company and its Subsidiaries, and is experienced in the acquisition and management of businesses.  Buyer has been afforded reasonable access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries.  Buyer has conducted a reasonable due diligence investigation of the Company and its Subsidiaries and has received answers to all inquiries it has made with respect to the Company and its Subsidiaries that are satisfactory to Buyer.

5.11.                     No Inducement or Reliance; Independent Assessment.

(a)                                 Buyer has not been induced by and has not relied upon any representations or warranties whether express or implied, made by the Company, Seller (or their Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III or Article IV hereof (including the Company Disclosure Schedule), whether or not any such representations or warranties were made in writing or orally.

(b)                                 Buyer acknowledges that none of the Company, the Subsidiaries of the Company, Seller or their respective Affiliates, officers, directors, employees, agents or representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or its profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Buyer’s review of the Company and its Subsidiaries.

ARTICLE VI

Covenants

6.1.                            Conduct of the Company.

(a)                                 Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise permitted or contemplated by this Agreement, (iii) as set forth in Section 6.1 of the Company Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, Seller shall cause the Company and its Subsidiaries to, and the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course, consistent with past practice, and to the extent consistent therewith (x) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, (y) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business.  Nothing in this Section 6.1 or otherwise in this Agreement shall limit or restrict the ability of the Company to use available Cash held by the Company and its Subsidiaries to make distributions to Seller prior to Closing using whatever means available including dividends, intercompany transfers or other distributions.

(b)                                 Without limiting the generality of the foregoing, except (w) to the extent compelled or required by applicable Law, (x) as otherwise permitted or contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule, or (z) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing Date, Seller shall cause the Company and each of its Subsidiaries not to, and the Company shall not and shall cause each of its Subsidiaries not to:

(i)                                     modify or amend any of its organizational or formation documents;

(ii)                                  issue, or authorize the issuance of, any of its Equity Securities;

(iii)                               split, combine, redeem or reclassify, or purchase or otherwise acquire any of its Equity Securities;

(iv)                              declare or pay any non-cash dividend or make any non-cash distribution in respect of any of its Equity Securities;

(v)                                 incur or suffer to exist any Indebtedness except (x) for working capital borrowings incurred in the ordinary course of business, or (y) as listed in Section 6.1(b)(v) of the Company Disclosure Schedule;

(vi)                              enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or the geographic areas in which, or the Persons with whom, it can compete;

(vii)                           acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person;

(viii)                        divest, sell or otherwise dispose of, or encumber any of its assets (including Equity Securities), other than the sales of products or services in the ordinary course of business;

(ix)                              adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(x)                                 enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Plan, except to the extent required by Law or as expressly contemplated by this Agreement;

(xi)                              make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Company, except (i) in the ordinary course of business or (ii) to the extent required by any Plan disclosed in Section 3.16(a) of the Company Disclosure Schedule;

(xii)                           change or make any material Tax election, file or cause to be filed any material amended Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability or agree to extend the statute of limitations in respect of any material amount of Taxes, except, in each case, in the ordinary course of business;

(xiii)                        increase the amount reserved for, or reserve any new amounts for, payment of any contingent Tax liability except in the ordinary course of business;

(xiv)                       change its accounting policies or procedures except to the extent required to conform with GAAP;

(xv)                          enter into any lease that would be categorized as a capital lease under GAAP, other than in the ordinary course of business consistent with past practice;

(xvi)                       change its fiscal year; or

(xvii)                    authorize, agree, resolve or consent to any of the foregoing.

(c)                                  Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

6.2.                            Access to Information Prior to the Closing.

During the period from the date hereof through the Closing Date, the Company shall, and Seller shall cause the Company to, give Buyer and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of the Company and its Subsidiaries as Buyer may reasonably request; provided, that (a) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company, (b) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise Seller’s confidential information not related to the Company or its Subsidiaries, (c) the Company need not supply Buyer with any information which, in the reasonable judgment of Seller or the Company, the Company is under a contractual or legal obligation not to supply and (d) in no event shall Buyer be permitted to conduct any sampling of soil, sediment, groundwater, surface water or building material.

6.3.                            Regulatory Filings; Efforts.

(a)                                 As soon as reasonably practicable following the date hereof (and in any event no later than seven (7) days of the date hereof) and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, Buyer and Seller shall cause to be filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the Contemplated Transactions.  Buyer and Seller each shall (i) promptly supply the other party with any information which may be required in order to effectuate such filings and (ii) respond as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation.  Each of Buyer and Seller shall (x) promptly notify the other party of any material communication between that party and the FTC or the DOJ and, subject to applicable Law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (y) consult with the other party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC, DOJ, or any other Governmental Authority with respect to any filings, investigation or inquiry concerning the Contemplated Transactions and, to the extent permitted by such Government Authority, give the other party the opportunity to attend and participate thereat; and (z) to the extent practicable and subject to applicable Law, furnish the other party with copies of all written correspondence and communications between them, their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to the Contemplated Transactions.  Subject to Section 6.3(b) and upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Contemplated Transactions, including obtaining HSR clearance and approvals, if any, from the Governmental Authorities set forth in Section 6.3 of the Company Disclosure Schedule.  All representations, warranties, statements or other communications, whether express or implied, to be made by Buyer to any Governmental Authority in connection with any Governmental Consents shall be true and correct.

(b)                                 In furtherance and not in limitation of the foregoing, Buyer shall take any and all steps and actions necessary to avoid or eliminate impediments or objections, if any, that may be asserted by a Governmental Authority with respect to the Contemplated Transactions under any antitrust, competition or trade regulatory requirement of Law so as to enable the parties hereto to close the Contemplated Transactions as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement and (ii) otherwise taking or committing to take actions that after the Closing Date would limit freedom of action of Buyer or any of its Affiliates with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Buyer or any of its Affiliates, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing.  In addition, Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing or prevent the consummation of the Contemplated Transactions.

6.4.                            Certain Tax Matters.

(a)                                 Tax Return Preparation.

(i)                                     Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation section 1.1502-13 and any excess loss account taken into income under Treasury Regulation section 1.1502-19) on Seller’s consolidated U.S. federal income Tax Return and any applicable state unitary, combined or consolidated Tax Returns for all taxable periods through the end of the Closing Date and shall pay any U.S. federal and state income Taxes attributable to such income (“Seller Group Income Taxes”).  The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date, and Seller shall indemnify and hold harmless Buyer, the Company and the Company’s Subsidiaries for any Seller Group Income Taxes and for the reasonable out-of-pocket costs and expenses, including reasonable professional fees and disbursements, of asserting its rights with respect to such Seller Group Income Taxes under this Section 6.4(a)(i), except to the extent such Seller Group Income Taxes were included in the calculation of Net Working Capital.

(ii)                                  The Company shall (and Buyer shall cause the Company to) prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Company and its Subsidiaries that are due after the Closing Date and that include a Pre-Closing Tax Period (other than Tax Returns described in Section 6.4(a)(i)).  All such Tax Returns shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries unless otherwise required by applicable law.  The Company shall (and Buyer shall cause the Company to) provide Seller with a draft copy of each such Tax Return at least twenty (20) days prior to the filing of such return for its review and comment and, with respect to each such Tax Return, shall make such changes that are reasonably requested by Seller and shall not file such Tax Return without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company shall (and Buyer shall cause the Company to) timely pay all Taxes shown as due with respect to Tax Returns filed pursuant to this Section 6.4(a)(ii).  Within ten (10) Business Days of Seller’s receipt of written notice that the Company intends to file any such Tax Return, Seller shall pay to the Company an amount equal to any Tax liabilities with respect to such Tax Returns that are Pre-Closing Taxes that were unpaid as of the Closing Date, except to the extent such Tax liabilities were included in the calculation of Net Working Capital.  Within fifteen (15) days of filing any Tax Return that includes a Pre-Closing Tax Period, the Company and/or Buyer shall pay to Seller the amount, if any, by which any amount paid (or deemed to have been paid) as of the Closing in respect of such Tax Return exceeds the liability of the Company for any Pre-Closing Taxes with respect to such Tax Return.  For the avoidance of doubt, Pre-Closing Taxes shall be considered to be paid as of the Closing Date to the extent the Company or any of its Subsidiaries has made estimated or similar Tax payments or has otherwise pre-paid any Taxes, including by applying any entitlement to a refund of, or credit for, Taxes against any current or future Tax liability.

(iii)                               Buyer and the Company shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Professional Associations that are due after the Closing Date. All such Tax Returns that include a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice of the Company and each such Professional Association unless otherwise required by applicable law.

(iv)                              Except to the extent required pursuant to a final determination by a Taxing Authority, neither the Company nor any of its Subsidiaries shall (and Buyer shall cause the Company and its Subsidiaries not to) amend any Tax Return with respect to a Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Cooperation on Tax Matters.  The Company shall (and Buyer shall cause the Company to) and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Seller agree (and Buyer shall cause the Company) (x) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Company or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Company shall (and Buyer shall cause the Company to) or Seller shall, as the case may be, allow the other to take possession of such books and records.

(c)                                  Certain Taxes.  Any Transfer Taxes shall be paid one-half by Buyer and one-half by Seller.  The party required by Law to do so shall (or shall cause its Affiliate to) file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation, and the aggregate out-of-pocket fees and expenses incurred in the preparation of such Tax Returns will be borne one-half by Buyer and one-half by Seller.

(d)                                 Refunds; Carryforwards and Carrybacks.  The Company shall pay, or cause the applicable Company Subsidiary (and Buyer shall cause the Company or the applicable Subsidiary) to pay, to Seller the amount of any refund or credit of Pre-Closing Taxes claimed on any Tax Return prepared and filed pursuant to Section 6.4(a)(ii) above within fifteen (15) days after any such refund is received or the benefit of any such credit is received through a reduction of a Tax payment, except to the extent such refunds or credits were included in the calculation of Net Working Capital; for avoidance of doubt, the Company shall be entitled to any other refund or credit of Pre-Closing Taxes (other than refunds with respect to any Tax return described in Section 6.4(a)(i)).  To the extent permitted by law, the Company and its Subsidiaries shall elect to carry forward any Tax attribute (including without limitation any net operating loss, charitable contribution, or other item) arising after the Closing Date that could otherwise be carried back into a Pre-Closing Tax Period in which the Company or any of its Subsidiaries was included in a Tax Return of the Seller Group.  To the extent such carrybacks are required by law, the Company shall be entitled to the benefit of any refund, credit, or reduction in Tax realized by the

Seller Group as a result of such carryback and the Seller shall pay, or cause the applicable Seller Group member to pay, to the Company the amount of any refund or credit realized, reduced by any Taxes or other costs incurred in connection with the obtaining or receipt of such refund, as a result of such carryback within fifteen (15) days after a refund is received or the benefit of any credit is received through a reduction of a Tax payment, except to the extent such refunds or credits were included in the calculation of Net Working Capital; provided, that in the event any such claim of refund or credit is subsequently limited or disallowed by the relevant Taxing Authority, the Buyer and the Company shall promptly repay the amount of such refund or credit to Seller and Buyer and the Company shall indemnify and hold harmless Seller for any Tax or other liabilities related to such refund and any reasonable out-of-pocket costs and expenses, including reasonable professional fees and disbursements, incurred in connection with such limitation or disallowance.

6.5.                            Employee Matters.

(a)                                 For a period of at least one (1) year following the Closing Date, Buyer shall cause each employee of the Company or any of its Subsidiaries who continues to be employed by the Company or any of the Subsidiaries of the Company after the Closing Date (the “Company Employees”) to be entitled to receive at least the same salary, wages and cash bonus opportunities that were provided to them immediately prior to the Closing.  Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)                                 For a period of at least one (1) year following the Closing Date, Buyer shall cause each Company Employee to receive employee benefits (including, without limitation, severance, retirement, welfare and fringe benefits) that at least are substantially comparable to those benefits provided by the Company or any of its Subsidiaries immediately prior to the Closing, or if greater, those benefits provided to similarly situated employees of Buyer; provided that Buyer shall not be obligated during such time to provide any Company Employee with a 401(k) plan that is substantially comparable to the 401(k) plan provided by the Company or any of its Subsidiaries immediately prior to the Closing or the 401(k) plan provided to similarly situated employees of Buyer.  Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(c)                                  For purposes of participation of a Company Employee in a benefit plan of Buyer or its Affiliates (including the Company or any of its Subsidiaries after the Closing) (a “Buyer Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any comparable Company Benefit Plans, except to the extent such credit would result in a duplication of benefits for the same period of service.  In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Company Benefit Plans in which such Company Employee participated; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such Company Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d)                                 Buyer shall (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the vacation and sick leave policies of the Company and its Subsidiaries as in effect immediately prior to the Closing Date, and (ii) allow each of the Company Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the vacation and sick leave policies of the Company and its Subsidiaries as in effect immediately prior to the Closing Date.

(e)                                  Buyer shall be solely responsible for any notices required to be given under, and otherwise comply with, the Workers Adjustment and Retraining Notification Act (“WARN”) or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from the Company’s or Buyer’s actions with respect to the Company Employees after the Closing Date.

6.6.                            Indemnification of Directors and Officers.

(a)                                 From and after the Closing Date, the Company shall, and Buyer shall cause the Company to, fulfill and honor in all respects the obligations of the Company to those persons who served as directors or officers of the Company at any time at or prior to the Closing (and those persons who served as directors or officers of any Subsidiary of the Company at any time at or prior to the Closing) pursuant to (i) any indemnification provisions under the certificate of organization, bylaws or other organization or formation documents of the Company (and the Subsidiaries of the Company) as in effect on the date of this Agreement and (ii) any indemnity agreements between the Company (or the Subsidiaries of the Company) and any such persons as in effect on the date of this Agreement and set forth in Section 6.6(a)(ii) of the Company Disclosure Schedules (the persons entitled to be indemnified pursuant to such provisions and such indemnity agreements being referred to collectively as the “D&O Indemnified Parties”).  From and after the Closing Date through the sixth anniversary of the Closing Date, the Company shall, and Buyer shall cause the Company and its Subsidiaries to, maintain the provisions with respect to indemnification and exculpation from liability as set forth in the certificate of organization, bylaws or other organization or formation documents of the Company (and its Subsidiaries) as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)                                 Buyer and the Company jointly and severally agree to pay from time to time as warranted all expenses, including attorneys’ fees, that may be incurred by the D&O

Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.6.

(c)                                  This Section 6.6 shall survive the Closing Date, is intended to benefit and may be enforced by Seller and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Company.

6.7.                            Preservation of Business Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a)                                 Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the Business Records of the Company and its Subsidiaries relating to periods prior to the Closing without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)                                 Buyer shall and shall cause its Affiliates to allow Seller and its agents access to all Business Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Business Records are stored, and Seller shall have the right, at its own expense, to make copies of any Business Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

(c)                                  Buyer shall and shall cause its Affiliates to make available to Seller upon reasonable notice to Buyer and at reasonable times and upon written request (i) Buyer’s personnel to assist Seller in locating and obtaining any Business Records, and (ii) any personnel of Buyer or the Company whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which Sellers or any of its Affiliates are involved.  Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 6.7.

6.8.                            Proprietary Information.

Prior to the Closing Date, the Company was routinely supplied copies of proprietary and confidential information relating to strategic, technical, and/or marketing plans of Seller and its Affiliates and their various operations unrelated to the Company and its Subsidiaries.  Although Seller has attempted to recover such information from the Company, some may still be present within the Company.  Buyer therefore agrees that it and its controlled Affiliates will not knowingly use or disclose such information for any purpose whatsoever, and shall destroy any remaining copies in its possession after Closing, except in each case as required by Law, Order or subpoena or similar legal process.

6.9.                            Non-Solicitation.

(a)                                 Between the date hereof and the earlier of two (2) years after the Closing or the termination of this Agreement, Buyer shall not, and shall cause its controlled Affiliates not to, knowingly solicit any employees of Seller or its Affiliates (including the Company with respect to periods prior to Closing) to leave the employ of Seller or its controlled Affiliates, as applicable, or violate the terms of their contracts, or any employment arrangements, with Seller or its controlled Affiliates, as applicable; provided, that nothing in this Section 6.9(a) shall prohibit Buyer or any of its controlled Affiliates from employing any such employee as a result of (x) a general solicitation to the public or general advertising, including through internet job postings or the use of a search firm or other employment agency (so long as not specifically directed by Buyer or its controlled Affiliates at such employees) or (y) the solicitation of any individual whose employment with Seller or its controlled Affiliates has been terminated for at least six (6) months.

(b)                                 Between the date hereof and the earlier of two (2) years after the Closing or the termination of this Agreement, Seller shall not, and shall cause its controlled Affiliates not to, knowingly solicit any employees of the Company who were employed by the Company as of the Closing to leave the employ of Buyer or its controlled Affiliates, as applicable, or violate the terms of their contracts, or any employment arrangements, with Buyer or its controlled Affiliates, as applicable; provided, that nothing in this Section 6.9(b) shall prohibit Seller or any of its controlled Affiliates from employing any such employee as a result of (x) a general solicitation to the public or general advertising, including through internet job postings or the use of a search firm or other employment agency (so long as not specifically directed by Seller or its controlled Affiliates at such employees) or (y) the solicitation of any individual whose employment with Buyer or its controlled Affiliates has been terminated for at least six (6) months.

6.10.                     Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller agree, provided, that in the event that the parties cannot agree, either party shall be permitted to make any disclosure required by Law.  Prior to the Closing, none of Buyer, the Company or Seller will issue or make (or permit any controlled Affiliate to issue or make) any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer, in the case of Seller or the Company or Seller, in the case of Buyer, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations required by Law shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

6.11.                     Commercially Reasonable Efforts.

Except as otherwise set forth in Section 6.3, subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of their respective conditions set forth in Article VII.

6.12.                     Non-Competition.

(a)                                 For a period of two (2) years commencing on the Closing Date, Seller shall not, and shall direct its controlled Affiliates not to, directly or indirectly, (a) engage in the Restricted Business in the Restricted Territory or (b) have an equity interest in any Person that engages in the Restricted Business in the Restricted Territory; provided, that Seller and its controlled Affiliates may (i) acquire any equity interest in any Person (any such Person, an “Acquired Person”) that is engaged in the Restricted Business in the Restricted Territory so long as the Restricted Business in the Restricted Territory constitutes less than 40% of the Acquired Person’s aggregate revenue for the last fiscal year prior to such acquisition as to which financial statements are available and (ii) own less than 5% of the outstanding shares of common stock of a Person that is engaged in the Restricted Business in the Restricted Territory.

(b)                                 Seller acknowledges that the restrictions contained in this Section 6.12 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the duration, scope, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum duration, scope, or other limitations permitted by applicable Law.

6.13.                     Use of Name.

On and after the Closing Date, Buyer shall not, and shall not knowingly assist others to, in any way (a) infringe Seller’s rights in the Intellectual Property owned by Seller or (b) adopt, use or seek to use in any manner the name “Humana”. On and after the Closing Date, Buyer further shall not challenge, and shall not knowingly assist any other party in challenging, by cancellation, opposition or otherwise, the validity of the “Humana” name or any Intellectual Property owned by Seller which are trademarks or service marks, or any current or future applications for registration or registrations thereof, or Seller’s ownership thereof or title thereto.  In no event shall Buyer knowingly use the “Humana” name after the Closing in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association of Buyer or any Affiliate with Buyer, or as to the origin, sponsorship, or approval of such products or services.  Notwithstanding the foregoing, for a period of one hundred eighty (180) days after the Closing Date, Seller hereby grants to Buyer the limited and non-exclusive right and license (which right and license shall not be transferable or sublicensable) to use the “Humana” name solely in connection with the operation of the Company and its Subsidiaries (and subject at all times to Seller’s right to exercise quality control with respect to the use of the “Humana” name and the goodwill associated therewith) in the process of exhausting the inventory of printed purchase orders, sales invoices, marketing materials, stationery, printed forms, other documents and office and shipping supplies, and other products, equipment, signage and items bearing the “Humana” name in the Company’s or the Company’s Subsidiaries’

possession as of the Closing Date on a royalty-free basis, subject to the terms and conditions of this Agreement.

6.14.                     Intercompany Arrangements.

(a)                                 As of the Closing, the coverage under all insurance policies maintained by Seller or any of its Affiliates related to the Company and/or any of its Subsidiaries shall cease and continue in force only for the benefit of Seller and its Affiliates (other than the Company and its Subsidiaries); provided, that coverage under such insurance policies shall continue in force for the benefit of the Company and its Subsidiaries with respect to occurrences prior to the Closing Date in accordance with the terms of such insurance policies.  Buyer agrees to arrange for its own account insurance policies with respect to the Company and its Subsidiaries covering all periods beginning from and after the Closing and agrees not to seek (and to cause the Company and its Subsidiaries not to seek from and after the Closing), through any means, to benefit from any of the insurance policies maintained by Seller or any of its Affiliates which may provide coverage for claims relating in any way to the Company and/or any of its Subsidiaries, other than such claims with respect to occurrences prior to the Closing Date which shall continue following the Closing to be covered by Seller and its Affiliates pursuant to the terms of the applicable insurance policies.  Buyer further acknowledges and agrees that Buyer, the Company or any of its Subsidiaries shall not be entitled to any reimbursement or repayment of premiums paid by the Company or any of its Subsidiaries under any insurance policies for which coverage is being terminated as of Closing.

(b)                                 Seller shall settle, by dividends, whether actual or deemed, by capital contributions, whether actual or deemed, or otherwise, as the case may be, in a manner determined by Seller, all inter-company receivables and/or payables outstanding between Seller and its Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, prior to the Closing Date.

(c)                                  Seller shall cause all agreements between Seller and its Affiliates (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries on the other hand, other than those agreements listed on Section 6.14(c) of the Company Disclosure Schedule, to be terminated on or prior to the Closing Date and all resulting payments to be settled on or before the Closing Date.

(d)                                 Seller has informed Buyer that Seller or one of its Subsidiaries has caused to be issued, for the benefit of the Company and/or its Subsidiaries, the letters of credit listed on Section 6.14(d) of the Company Disclosure Schedule (the “Existing Letters of Credit”).  Effective as of the Closing, provided that Seller has given to Buyer sufficient information to allow Buyer to do so, Buyer shall use commercially reasonable efforts to substitute replacement letters of credit (“Replacement Letters of Credit”) for the Existing Letters of Credit and arrange for return and cancellation of the Existing Letters of Credit without further liability to Seller, the Company or any of its Subsidiaries; provided, however, that if Seller has not provided such sufficient information to Buyer prior to the Closing, Buyer will use commercially reasonable efforts to substitute the Replacement Letters of Credit following the Closing as soon as practicable after Seller provides such sufficient information to Buyer.

(e)                                  Prior to Closing, Seller shall transfer to the Company or its Subsidiaries, the Company Intellectual Property set forth on Section 6.14(e) of the Company Disclosure Schedule.

6.15.                     Financing.

(a)                                 Buyer shall use its reasonable best efforts to consummate the financing on the terms and conditions described in the Debt Commitment Letters prior to the Closing (including the exercise of any “flex provisions”), including using reasonable best efforts to maintain in effect the Debt Commitment Letters and to satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Buyer in the Debt Commitment Letters and such definitive agreements to be entered into pursuant to the Debt Commitment Letters that are to be satisfied by Buyer and are within its control, including reasonable best efforts to enforce its rights under the Debt Commitment Letters. At the reasonable request of Seller, Buyer shall keep Seller reasonably informed of the status of its efforts to arrange the Financing and provide to Seller copies of the material definitive agreements for the Financing. From the date hereof until the Closing Date, Buyer shall promptly notify Seller in writing of (A) any actual breach or default by Buyer or, to the Knowledge of Buyer, any other party with respect to any Debt Commitment Letter or any condition precedent which Buyer believes will not be satisfied by the Closing and (B) any material dispute between or among any parties to any Debt Commitment Letter that would result or reasonably be likely to result in all or a portion of the Debt Financing not being available to Buyer at the Closing.  In the event that all or a portion of the Debt Financing becomes unavailable on the terms contemplated in the Debt Commitment Letters, Buyer shall use its reasonable best efforts to (i) arrange replacement financing, on terms that are not materially less favorable to Buyer, in the aggregate, than the terms contained in the Debt Commitment Letters, from alternative sources as promptly as practicable in an amount sufficient to consummate the transactions contemplated by this Agreement and (ii) obtain new financing commitment and fee letter with respect to such replacement financing which shall be promptly provided to the Seller Notwithstanding anything to the contrary in this Section 6.15 or in any other provision of this Agreement or otherwise, Buyer shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letters and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, that, Buyer shall not consent to (i) any waiver, amendment or modification to the Debt Commitment Letters if such waiver, amendment or modification would change the conditions precedent set forth therein (unless such changed conditions precedent would not be reasonably expected to prevent or materially delay the consummation of the Debt Financing), materially delay the funding of the commitments thereunder, reduce the aggregate cash amount of the funding commitments under the Debt Commitment Letters to be funded on the Closing Date (except as set forth in any “flex provisions”), make the funding under the Debt Commitment Letters less likely to occur, adversely affect the ability of Buyer to enforce its rights under the Debt Commitment Letters or otherwise adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or delay the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided, that subject to the limitations set forth in this Section 6.15, Buyer may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof (but not to make any other changes except as set forth in this Section 6.15(a)), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment) or (ii) early termination of the Debt Commitment Letters.

(b)                                 For the purposes of the Agreement (other than with respect to representations made by Buyer as of the date hereof), references to (i) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as permitted to be amended, modified, supplemented, restated, replaced or substituted by Section 6.15(a), (ii) “Debt Commitment Letters” shall include any amendment, modification, restatement, supplement and replacement or substitution permitted by Section 6.15(a) and (C) “Commitment Parties” and “Financing Sources” shall include lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to any amendment, modification, restatement, supplement and replacement permitted by Section 6.15(a).

(c)                                  Prior to the Closing, the Company agrees to provide, and to cause its Subsidiaries to provide, and to use commercially reasonable efforts to cause the officers, employees, advisors and other representatives of the Company and its Subsidiaries to provide, Buyer with such cooperation and assistance in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, sessions with prospective Financing Sources, including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential Financing Sources, on the other hand and sessions with rating agencies at times and locations mutually agreed, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, prospectuses, private placement memoranda, confidential information memoranda, lender and investor presentations, business projections, marketing materials and similar documents required in connection with the Debt Financing (all of the foregoing, collectively, the “Offering Documents”), (iii) furnishing Buyer and any actual and potential Financing Sources with the Required Information and such other information regarding the Company as may be reasonably requested by Buyer or as is customary for the arrangement, marketing, syndication, execution and consummation of the financings contemplated by the Debt Commitment Letters and/or any alternative financing (including any debt securities to be issued in lieu of any portion thereof) (for the avoidance of doubt, such information shall not include (x) any financial information with respect to any fiscal quarter for which financial statements are not required under the definition of Required Information or (y) any information and data regarding the Company and its Subsidiaries that would be required by Regulation S-X Rule 3-09, Rule 3-10 and Rule 3-16 and Items 301, 302, 307, 308, 402, 601, of Regulation S-K and other customary exceptions customarily included in private placements pursuant to Rule 144A), (iv) obtaining legal opinions, customary “comfort” letters from its independent accountants, surveys, audits, title insurance and insurance certificates and endorsements and other documentation and items relating to the Debt Financing as reasonably requested by Buyer and, if requested by Buyer, to cooperate with and assist Buyer in obtaining such documentation and items; (v) assisting in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Buyer; (vi) cooperating with the marketing efforts of Buyer and its Financing Sources for any of such Debt Financing; (vii) facilitating the granting of a security interest (and perfection thereof) in collateral and delivering guarantees, mortgages and other definitive financing documents or other certificates or documents as may be reasonably be requested by Buyer, including obtaining releases of existing Liens; provided that any such obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Closing; (viii) cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letters or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; (ix) obtaining a certificate of the chief financial officer or person performing similar functions of the Company in the form attached to the Debt Commitment Letters with respect to solvency matters, customary authorization letters with respect to the bank information memoranda, identifying any portion of the information set forth in the marketing materials that would constitute material, non-public information regarding the Company or its Subsidiaries or any of their respective securities and consents of accountants for use of their reports in any materials relating to the Debt Financing, (x) to the extent requested no later than 10 Business Days prior to the Closing Date, furnishing no later than 3 Business Days prior to the Closing Date all documentation and other information required by a Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (xi) using reasonable best efforts to obtain corporate, credit, facility and securities ratings from rating agencies, (xii) using reasonable best efforts to ensure that the Financing Sources benefit materially from existing lending relationships of the Company and its Subsidiaries; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (xiii) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable.  Seller, the Company and its Subsidiaries shall not be required, under the provisions of this Section 6.15 or otherwise in connection with the Financing, to pay any commitment or other similar fee, or bear any cost or expense, or make any payment to obtain consent or to incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets prior to the Closing Date (except to the extent the payment of such costs, expenses, fees or incurrence of such liabilities is contingent upon the occurrence of the Closing or if such amounts are to be reimbursed or indemnified as Financing Cooperation Obligations).  Notwithstanding the foregoing, (a) no obligation of the Company and its Subsidiaries under any certificate, document or instrument shall be effective until the Closing Date (other than customary authorization letters in connection with any marketing materials) and none of the Company and its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing, and Persons who are directors of the Company or any of its Subsidiaries prior to Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (b) none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees, representatives or agents, shall be required to provide any legal opinion or other opinion of counsel prior to the Closing Date in connection with the Financing and (c) the Company and its Subsidiaries shall not be obligated to provide (and Buyer shall not disclose) any information about the Company and its Subsidiaries that is a trade secret or would result in a waiver of the attorney-client or similar privilege, or information that would violate confidentiality obligations owing to third parties (except that information may be disclosed by the Company and its Subsidiaries to potential sources of capital and to rating agencies and prospective lenders and investors during any syndication of the Debt Financing, subject to customary confidentiality arrangements with such Persons regarding such information). Buyer shall indemnify and hold harmless Seller, the Company and its Subsidiaries and their Affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (other than to the extent such losses arise from the willful misconduct or gross negligence of Seller, the Company or its Subsidiaries) (collectively, the “Financing Cooperation Indemnity”). Whether or not the Closing Date occurs, Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented, out-of-pocket costs incurred by the Company and its Subsidiaries in connection with this Section 6.15, including legal fees, accounting fees and other fees and expenses (together with the Financing Cooperation Indemnity, the “Financing Cooperation Obligations”). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage or adversely affect the reputation or goodwill of, the Company or any of its Subsidiaries.

ARTICLE VII

Conditions to Closing

7.1.                            Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Closing are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a)                                 No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or other notice (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits consummation of the Closing; provided, that each of the Parties shall use its commercially reasonable efforts to cause any such Restraint to be vacated or lifted.

(b)                                 HSR Act.  Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.

7.2.                            Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)                                 Representations and Warranties.  The representations and warranties of Buyer contained in Article V hereof shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing

Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not have a Buyer Material Adverse Effect.

(b)                                 Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)                                  Deliveries.  Seller shall have received the deliveries contemplated by Article IX.

7.3.                            Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)                                 Representations and Warranties.  The Fundamental Representations shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) in all material respects as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date).  The representations and warranties of the Company and Seller contained in Article III and Article IV hereof, respectively (other than Fundamental Representations), shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) as of the Closing Date as though made on the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific dates), except to the extent that the failure to be so true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)                                 Performance.  Seller and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller and the Company at or prior to the Closing.

(c)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, or any change, event, circumstance, occurrence or development that would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Deliveries.  Buyer shall have received the deliveries contemplated by Article VIII.

ARTICLE VIII

Deliveries by Seller and the Company at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:

8.1.                            Officer’s Certificate.

An officer’s certificate signed by a senior officer of each of the Company and Seller to the effect set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

8.2.                            Share Certificates.

Certificates representing all of the shares of Common Stock, endorsed in blank.

8.3.                            Resignations of Directors and Officers.

Written resignations, dated as of the Closing Date, of the directors of the Company and its Subsidiaries as agreed between Buyer and Seller.

8.4.                            Receipt.

A receipt for the Purchase Price.

ARTICLE IX

Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

9.1.                            Officer’s Certificate.

A certificate signed by an authorized signatory of Buyer to the effect set forth in Sections 7.2(a) and 7.2(b).

9.2.                            Replacement Letters of Credit.

Subject to Section 6.14(d), evidence reasonably satisfactory to Seller of the Replacement Letters of Credit.

9.3.                            Purchase Price.

The Purchase Price, by wire transfer of immediately available funds, to the account designated by Seller pursuant to Section 2.2(b).

9.4.                            Other Payments.

Evidence of the payments contemplated by Section 2.2(b)(ii) and Section 2.2(b)(iii).

ARTICLE X

Survival

10.1.                     Survival.  Each of Buyer, Seller and the Company, intending to modify any applicable statute of limitations, agree that (a) all of the representations and warranties in this Agreement (other than the Fundamental Representations) and in any certificate or other instrument delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party hereto or any of their respective controlled Affiliates in respect thereof (other than claims in respect of Fundamental Representations), (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party hereto or any of their respective controlled Affiliates in respect of any covenant or agreement to be performed prior to the Closing, and (c) covenants or agreements to be performed at or after the Closing in accordance with this Agreement shall survive for the period set forth therein or as otherwise complied with.  The Fundamental Representations shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations and shall thereafter terminate and there shall be no liability on the part of, nor shall any claim be made by, any party hereto or any of their respective controlled Affiliates in respect thereof (other than claims that were asserted in writing prior to such date with respect to a Fundamental Representation, which notwithstanding anything to the contrary contained in this Agreement, shall survive solely with respect to the matter that is the subject of such writing until such matter is finally resolved); provided, that Seller and its Affiliates shall not have any liability, individually or in the aggregate, with respect to breaches of the Fundamental Representations in excess of the Purchase Price.

ARTICLE XI

Termination

11.1.                     Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)                                 at any time, by mutual written agreement of Seller and Buyer;

(b)                                 at any time, by either Seller or Buyer if any Restraint having any of the effects set forth in Section 7.1(a) of this Agreement shall be in effect and have become final and nonappealable;

(c)                                  by written notice from Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company or Seller set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1, 7.3(a) or 7.3(b), and (ii) after receipt by Seller of written notice from Buyer of such breach or failure to perform, cannot be or has not been cured on or prior to September 30, 2015 (the “End Date”), provided, that Buyer is not then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement;  provided, further, that if, on the End Date, the conditions to Closing set forth in either Section 7.1(a) or Section 7.1(b) (but for purposes of Section 7.1(a), only if such Restraint is attributable to an antitrust Law) shall have not been fulfilled, but all other conditions to

Closing shall be or shall be capable of being fulfilled (assuming the Closing were to occur on the End Date), then the End Date shall automatically be extended to December 31, 2015; or

(d)                                 by written notice from Seller, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1, 7.2(a) or 7.2(b), and (ii) after receipt by Buyer of written notice from Seller of such breach or failure to perform, cannot be or has not been cured on or prior to the End Date, provided, that neither Seller nor the Company is then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e)                                  by written notice from Seller, if (i) all of the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or, in the sole and absolute discretion of Buyer, waived by Buyer; (ii) Seller has irrevocably confirmed in writing to Buyer that (x) all of the conditions set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by Seller and (y) Seller is prepared to consummate the Closing; (iii) Buyer fails to consummate the Closing within five (5) Business Days of the date the Closing should have occurred pursuant to Section 2.3; and (iv) Seller stood ready, willing and able to complete the Closing during such five (5) Business Day Period; or

(f)                                   by written notice from either Seller or Buyer to the other party, at any time after the End Date if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 11.1(f) shall not be available to such party if the action or inaction of such party or any of its Affiliates (or in the case of Seller, of the Company) has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

11.2.                     Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties.  If this Agreement is terminated pursuant to Section 11.1:

(a)                                 Buyer shall promptly cause to be returned to the Company or destroy all documents and information obtained from Seller, the Company, Subsidiaries of the Company, or any of their respective representatives, in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Buyer’s investigation of the Company and its Subsidiaries from the Company or its representatives, including any copies made by or supplied to Buyer or any of Buyer’s agents of any such documents or information.

(b)                                 No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 11.2,

Section 6.10, Section 11.3, Article XII, the Financing Cooperation Obligations contemplated by Section 6.15(c) and the Confidentiality Agreement; provided, that subject to the limitations set forth in Section 11.3, nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any covenant or agreement in this Agreement.

11.3.                     Buyer Termination Fee.

(a)                                 If this Agreement is terminated by Seller pursuant to (i) Section 11.1(d) or (ii) Section 11.1(e) (each of (i) and (ii), a “Specified Termination”), then, in the event of such Specified Termination, Buyer shall pay or cause to be paid to Seller a fee, in cash, equal to $60,000,000 (the “Buyer Termination Fee”).

(b)                                 The Buyer Termination Fee shall be paid to Seller within five (5) Business Days following a Specified Termination by Seller, it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, (i) in no event shall Buyer be required to pay or cause to be paid the Buyer Termination Fee on more than one occasion and (ii) in no event shall Seller be entitled to both (x) receive the Buyer Termination Fee and (ii) specific performance of Buyer’s obligation to cause the Equity Financing to be funded and to effect the Closing (it being understood and agreed that such specific performance shall be available to Seller pursuant to, and only to the extent permitted by, Section 12.15(b)).

(c)                                  Notwithstanding anything in this Agreement to the contrary, (i) in the event that Buyer fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (or any representation, warranty, covenant or agreement herein) prior to the Closing or otherwise fails to perform hereunder prior to the Closing (whether willfully, intentionally, unintentionally or otherwise), then, except for (x) the right of Seller to specific performance pursuant to, and only to the extent expressly permitted by, Section 12.15 and (y) the Financing Cooperation Obligations, Seller’s right (subject to the terms, conditions and limitations hereof) to terminate this Agreement pursuant to Section 11.1(d) or Section 11.1(e) and receive from or on behalf of Buyer the Buyer Termination Fee pursuant to Section 11.3(a) shall be the sole and exclusive right and remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller, the Company, their respective successors and permitted assigns, and any Person claiming by, through or on behalf of any of them (it being expressly agreed that no other Person shall have any right or remedy in such circumstances) against any Person (including, for the avoidance of doubt, the Financing Parties), arising out of or relating to (A) this Agreement, (B) any breach by Buyer of any representation, warranty, covenant or agreement in this Agreement or Buyer’s failure to perform under this Agreement, (C) the failure of Buyer to consummate the Closing, (D) the Contemplated Transactions, (E) the Financing Letters or any breach thereof or the financings contemplated thereby or (F) the Limited Guarantee or any breach thereof and (ii) upon payment of the Buyer Termination Fee, none of Seller, the Company, their respective successors and permitted assigns, or any Person claiming by, through or on behalf of any of them (it being expressly agreed that no other Person shall have any right or remedy in such circumstances) shall have any right or remedy (whether at law, in equity, in contract, in tort or otherwise) with respect to any of the matters described in clauses (A) through (F) inclusive, of the immediately preceding subsection (i).

(d)                                 Notwithstanding anything to the contrary in this Agreement, in the event that Seller is paid the Buyer Termination Fee, the receipt of the Buyer Termination Fee by Seller shall not be deemed a penalty, but shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Seller, the Company or any other Person with respect to the matters described in clauses (A) through (F) inclusive, of Section 11.3(c)(i), and none of Seller, the Company or any other Person shall have any other right or remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer or any other Person (it being expressly agreed that no other Person shall have any right or remedy in such circumstances), except for the Financing Cooperation Obligations.

(e)                                  The provisions of Sections 11.3(b), 11.3(c) and 11.3(d) and this Section 11.3(e) are intended to be for the benefit of, and shall be enforceable by, Buyer and any other Person against whom any right or remedy is sought except to the extent expressly permitted by the Limited Guarantee against the Equity Investors in their capacity as Guarantors thereunder.

ARTICLE XII
Miscellaneous

12.1.                     Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that all such expenses incurred by the Company or its Subsidiaries on or prior to Closing shall be paid by Seller and all such expenses incurred by the Company or its Subsidiaries after the Closing shall be paid by Buyer; provided, however, that following the Closing, Seller shall indemnify and hold harmless Buyer, the Company and the Subsidiaries of the Company for any such expenses not paid prior to the Closing.

12.2.                     Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) as of the date delivered if mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) as of the date delivered if sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to Seller or, prior to Closing, the Company:

Humana Inc.

500 West Main Street

Louisville, KY  40202

Attention:  Law Department

Facsimile:  (502) 580-2799

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 1004

Attention:  Jeffrey Bagner

Facsimile:   (212) 859-4000

and

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th Street, NW

Washington, DC 20006

Attention:  Brian T. Mangino

Facsimile:   (202) 639-7003

If to Buyer or, after Closing, the Company:

c/o Select Medical Corporation

4717 Gettysburg Road

Mechanicsburg, PA 17088

Attention:   Michael E. Tarvin

Facsimile:   (717) 412-9142

12.3.                     Governing Law.

This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

12.4.                     Entire Agreement.

This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Buyer Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.

12.5.                     Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.6.                     Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the Company, Buyer and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  Notwithstanding anything to the contrary set forth in this Section 12.6, none of Section 11.3(c), Section 12.3, Section 12.8, Section 12.11(b), Section 12.14(b) and this sentence may be modified or amended in a manner that is adverse in any respect to any Financing Party without the prior written consent of such Financing Party (and any such consent of such Financing Party, to the extent given, shall be effective with respect to such Financing Party and with respect each of their respective Affiliates and any other Person constituting a Financing Party due to its relationship with any such Financing Party).

12.7.                     Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

12.8.                     Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.  Except as expressly set forth in Section 6.6 and Section 11.3, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, however, that the Financing Parties shall be express third-party beneficiaries of, and shall be entitled to rely on and enforce, this Section 12.8, Section 11.3(c), Section 12.3, Section 12.6, Section 12.11(b) and Section 12.14(b).

12.9.                     Assignability.

This Agreement shall not be assigned in whole or part by the Company or Seller without the prior written consent of Buyer.  This Agreement shall not be assigned in whole or part by Buyer without the prior written consent of Seller and any purported assignment without such consent shall be null and void; provided, that Buyer may assign or pledge any or all of its rights and interests hereunder to one or more of its respective Affiliates or to any provider of the

Debt Financing or any agent or trustee thereof as collateral security in connection with the Debt Financing, without the prior written consent of any other party hereto.

12.10.              Disclosure Schedules.

No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule.  The information set forth in the Company Disclosure Schedule and the Buyer Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  The Company Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of the Company and Seller, on the one hand, and Buyer on the other hand, respectively, contained in this Agreement.  Nothing in the Company Disclosure Schedule or the Buyer Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant or other agreement.  Matters reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule and the Buyer Disclosure Schedule, respectively.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

12.11.              Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a)         Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement or the Contemplated Transactions shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of New York in New York County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have personal jurisdiction with respect to such Litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any such Litigation.

(b)         Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties in any way relating to this Agreement or any of the Contemplated Transactions, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to this Agreement, such Debt Commitment Letters or the performance hereof or thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) against the Financing Parties directly or indirectly arising out of or relating in any way to this Agreement, such Debt Commitment Letters or the performance hereof or thereof or the financings contemplated thereby.

12.12.              No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.13.              Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

12.14.              Remedies.

(a)                                 Subject to Section 11.3, all remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.  THE PARTIES ACKNOWLEDGE THAT SELLER, THE COMPANY AND BUYER WILL NOT HAVE ANY LIABILITY OR RESPONSIBILITY TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, REGARDLESS OF HOW CHARACTERIZED) WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THOSE DAMAGES, AND WHETHER THE CLAIM ARISES OUT OF BREACH OF CONTRACT, TORT OR OTHERWISE.

(b)                                 None of the Seller, the Company, nor or any of their respective Affiliates, nor any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Seller Related Parties”) shall have any rights or claims against any of the Financing Parties, solely in their respective capacities as lenders or arrangers in connection with this Agreement or the Debt Financing, and, subject to the rights of the Commitment Parties to provide the Debt Financing under the terms thereof, the Financing Parties, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any Seller Related Parties, in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise.  Nothing in this Section 12.14(b) shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letters to each other or in connection therewith.

12.15.              Specific Performance.

(a)         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, subject to Section 11.3 and Section 12.15(b), the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(b)         Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 11.3, it is explicitly agreed that Seller (and only Seller) shall be entitled to specific performance of Buyer’s obligation to cause the Equity Financing to be funded and to effect the Closing if, and only if:

(i)                                     all conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) were satisfied at the time when the Closing was required to occur pursuant to Section 2.3;

(ii)                                  Buyer is required to complete the Closing pursuant to Section 2.3;

(iii)                               the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters assuming the Equity Financing is funded at the Closing; and

(iv)                              Seller has irrevocably confirmed in writing to Buyer that if specific performance under this Section 12.15 is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur.

12.16.              Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

12.17.              Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the parties shall take (or shall cause its Affiliate to take) such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

12.18.              Legal Representation.

Each of the parties to this Agreement acknowledges that Fried Frank currently serves as counsel to both (a) the Company and its Subsidiaries and (b) Seller in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions (the “Representation”).  There may come a time, including after consummation of the Contemplated Transactions, when the interests of Seller and the Company or any of its Subsidiaries may no longer be aligned or when, for any reason, Seller, Fried Frank or the Company or any of its Subsidiaries believes that Fried Frank can or should no longer represent both Seller and the Company or any of its Subsidiaries.  The parties understand and specifically agree that Fried Frank may withdraw from representing the Company and its Subsidiaries and continue to represent Seller, even if the interests of Seller and the interests of the Company or its Subsidiaries are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the Contemplated Transactions, and even though Fried Frank may have represented the Company and its Subsidiaries in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Buyer and the Company hereby consent thereto and waive any conflict of interest arising therefrom.  Each of the parties further agrees that, as to all communications with respect to the Representation among Fried Frank, the Company, any of its Subsidiaries and Seller, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and shall not pass to or be claimed by the Company or any of its Affiliates.  In addition, if the Contemplated Transactions are consummated, the Company and its Subsidiaries shall have no right of access to or control over any of Fried Frank’s records related to such transactions, which shall become the property of (and be controlled by) Seller.  Furthermore, in the event of a dispute between Seller and the Company or any of its Subsidiaries arising out of or relating to the Representation, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Seller any information or documents developed or shared during the course of the Representation.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

MJ ACQUISITION CORPORATION

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title: Officer

CONCENTRA INC.

By:	/s/ Brian A. Kane
Name: Brian A. Kane
Title: Senior Vice President & Chief Financial Officer

HUMANA INC.

By:	/s/ Brian A. Kane
Name: Brian A. Kane
Title: Senior Vice President & Chief Financial Officer